CERTAIN INFORMATION CONTAINED IN THIS EXHIBIT, MARKED BY […***…], HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE THE REGISTRANT HAS DETERMINED THAT IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Confidential	EXECUTION VERSION

Exhibit 10.1

COLLABORATION AND LICENSE AGREEMENT

THIS COLLABORATION AND LICENSE AGREEMENT (“Agreement”) is made and entered into effective as of May 22, 2017 (the “Effective Date”), by and between EQUILLIUM, INC., a corporation organized under the laws of the State of Delaware, USA, with its principal office at 2223 Avenida de la Playa, Suite 108, La Jolla, California 92037, USA (“Equillium”), and BIOCON SA, a company organized under the laws of Switzerland with its principal place of business at c/o BDO SA, Rue De l’Avenir 2, 2800 Delemont, Switzerland (“Biocon”).

RECITALS

WHEREAS, Biocon owns or controls rights and know-how relating to the humanized anti-CD6 monoclonal antibody itolizumab;

WHEREAS, Equillium is a newly-incorporated company formed for the purpose of developing and commercializing itolizumab in North America;

WHEREAS, concurrently with the execution of this Agreement, Equillium and Biocon are entering into: (i) a Common Stock Purchase Agreement dated as of the Effective Date (the “Stock Purchase Agreement”), together with the other Transaction Agreements (as such term is defined in the Purchase Agreement); and (ii) a Clinical Supply Agreement dated as of the Effective Date (the “Clinical Supply Agreement”); and

WHEREAS, Equillium desires to obtain from Biocon, and Biocon is willing to grant to Equillium, an exclusive license to develop and commercialize itolizumab in North America, on the terms and subject to the conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Equillium and Biocon hereby agree as follows:

1. DEFINITIONS

1.1 “Accounting Standards” shall mean (a) U.S. generally accepted accounting principles or (b) international financial reporting standards or (c) Indian Accounting Standards; in each case, as applicable, consistently applied throughout the organization of a particular entity and its Affiliates.

1.2 “Act” shall mean the United States Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§301 et seq., as amended from time to time.

1.3 “Affiliate” shall mean, with respect to any Entity (including a party to this Agreement), any other Entity controlled by, controlling, or under common control with such Entity. For the purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of more than 50% of the outstanding voting securities of a corporation or comparable equity interest in any other type of Entity, or otherwise having the power to direct the management and policies of such Entity. For clarity, and notwithstanding the foregoing, Equillium and Biocon shall be deemed not to be Affiliates of each other for purposes of this Agreement.

1.4 “After-Acquired IP” shall mean any Patent Right, Information or other intellectual property right of a Third Party with respect to which a party first obtains a right to grant access, or a license or sublicense, from such Third Party after the Effective Date, under an agreement obligating such party to pay royalties and/or milestone payments to such Third Party with respect to products covered by or using such Patent Right, Information or other intellectual property right.

1.5 “Anti-Corruption Laws” shall mean the U.S. Foreign Corrupt Practices Act, as amended, the Organization for Economic Co-operation and Development (OECD) Convention on combating bribery of foreign public officials in international business transactions, and any other applicable anti-corruption laws.

1.6 “Applicable Laws” shall mean the applicable provisions of any and all national, supranational, regional, state and local laws, treaties, statutes, rules, regulations, administrative codes, guidances, ordinances, judgments, decrees, directives, injunctions, orders, permits of or from any court, arbitrator, regulatory authority or governmental agency or authority having jurisdiction over or related to the subject item, including the Act, Anti-Corruption Laws and Export Control Laws.

1.7 “Biocon FTE” shall mean the equivalent of a full-time Biocon’s employee’s work time over a 12-month period (including normal vacations, sick days and holidays).

1.8 “Biocon FTE Rate” shall mean (a) with respect to FTEs located in India, […***…] U.S. Dollars (U.S. $[…***…]) per Biocon FTE per year (the “India FTE Rate”) and (b) with respect to FTEs located outside India, […***…] U.S. Dollars (U.S. $[…***…]) per Biocon FTE per year (the “Ex-India FTE Rate”); in each case, subject to modification as set forth in this Section 1.8. The Biocon FTE Rates shall be subject to review and update annually on a calendar year basis by the JSC. In connection therewith, the Finance Representatives shall review the then-current India FTE Rate and Ex-India FTE Rate and consider, for the applicable country where such FTEs are located, (i) changes in Biocon’s compensation rates, generally applied to all of its personnel in the applicable country (other than increases commensurate with inflation in such country), (ii) inflation in the applicable country, and (iii) changes in the cost of standard reagents, supplies and equipment and standard services performed by Third Party subcontractors in such country (other than increases commensurate with inflation in such country); in each case, since the last such modification hereunder or, with respect to the first such modification, the Effective Date. Based on the foregoing, the Finance Representatives shall make a recommendation as to whether and how much to adjust the FTE Rate(s); provided, however, that notwithstanding any aggregate net year-over-year percentage increase in the cost items specified in the preceding clauses (i), (ii) and (iii), in no event shall the proposed annual increase to the Biocon FTE Rate to account for increases in the cost items specified in the preceding clauses (i), (ii) and (iii) exceed […***…]% of any increase in (A) the All India Consumer Price Index (Rural/Urban) for the same period in the case of the India FTE Rate or (B) the United States Consumer Price Index for All Urban Consumers (CPI-U): U.S. city average, published by the Bureau of Labor Statistics, United States Department of Labor, for the same period in the case of the Ex-India FTE Rate. For clarity, the Biocon FTE Rate is inclusive of the costs of standard reagents, supplies and equipment, and standard services performed by Third Party subcontractors of Biocon, but does not include the out-of-pocket costs of specialized reagents, supplies or equipment, or specialized services performed by Third Party subcontractors of Biocon, that, in each case, are needed specifically for the conduct of Biocon Preclinical Activities but are not generally required for similar activities Biocon performs on behalf of Third Parties or for its own account.

1.9 “Biocon Invention” shall mean any Invention made solely by one or more employees, consultants or contractors of Biocon. For clarity, Biocon Inventions exclude Joint Inventions.

1.10 “Biocon Know-How” shall mean all Information Controlled by Biocon as of the Effective Date or during the Term that is necessary or useful for the development, manufacture or commercialization of ITO or Product and all Biocon Inventions, including, without limitation, all Information licensed to Biocon or its Affiliates pursuant to the […***…] Agreement, but excluding Biocon’s interest in Joint Inventions.

1.11 “Biocon License” shall have the meaning provided in Section 2.2.

1.12 “Biocon Patents” shall mean all Patent Rights Controlled by Biocon as of the Effective Date or during the Term that claim inventions that are necessary or useful for the development, manufacture or commercialization of ITO or Product, including, without limitation, the patents and patent applications listed in Exhibit A hereto and the […***…] Patents, but excluding the Joint Patents.

1.13 “Biocon Preclinical Activities” shall mean Biocon’s activities under Section 4.2(a), the IND-Enabling Studies and the IND-Enabling CMC Activities.

1.14 “Biocon Preclinical Expenses” shall mean the internal and external costs and expenses incurred by Biocon or its Affiliate to the extent reasonably and fairly attributable or allocable to the conduct of the Biocon Preclinical Activities conducted in accordance with this Agreement, consisting solely of the following, in each case to the extent reasonably and fairly attributable or allocable to the conduct of the Biocon Preclinical Activities: (a) internal costs, calculated on the basis of the Biocon FTE Rate, incurred by Biocon or its Affiliate in conducting Biocon Preclinical Activities; and (b) reasonable and documented amounts paid to Third Parties for the conduct of Biocon Preclinical Activities by such Third Parties. Biocon Expenses shall in any event exclude: (i) all direct and indirect overhead costs of Biocon and its Affiliates, except to the extent that certain direct overhead costs are included in the Biocon FTE Rate; and (ii) the costs of standard reagents, supplies and equipment, and standard services performed by Third Party subcontractors of Biocon. By way of clarity, Biocon’s engagement of its Affiliates to perform any Biocon Preclinical Activities shall be at arm’s length transaction basis and hence Biocon Preclinical Expenses shall be computed accordingly.

1.15 “Biocon Technology” shall mean the Biocon Patents and the Biocon Know-How.

1.16 “Biocon Territory” shall mean countries listed in Exhibit C.

1.17 “Chair” shall have the meaning provided in Section 3.6.

1.18 “[ …***…]” shall mean […***…], a company organized and existing under the laws of […***…].

1.19 “[…***…] Agreement” shall mean that certain […***…], between BIOCON Biopharmaceuticals Private Limited, BIOCON Limited, and […***…].

1.20 “[…***…] Patents” shall mean all Patent Rights licensed to Biocon or its Affiliates pursuant to the […***…] Agreement.

1.21 “Clinical Material” shall have the meaning provided in Section 4.2(b).

1.22 “Clinical Supply Agreement” shall have the meaning provided in the recitals to this Agreement.

1.23 “CMC” shall mean chemistry, manufacturing and controls information.

1.24 “CMO” shall mean Third Party contract manufacturer.

1.25 “Combination Product” shall mean a Product or Supported Product (as applicable) that is sold in a finished dosage form containing ITO in combination with one or more Other Actives.

1.26 “Commercially Reasonable Efforts” shall mean, with respect to a party’s obligations under this Agreement, the efforts, commitments, and level of resources to be expended by a party in carrying out of its obligations (including, in the case of Equillium, its efforts to develop, register and commercialize the Product in Equillium Territory), the level of reasonable, diligent, good faith efforts that biopharmaceutical companies typically devote to products owned by them that are at a similar stage in their development or product life and are of similar market potential, taking into account […***…].

1.27 “Commercial Quality Agreement” shall have the meaning provided in Section 4.3.

1.28 “Commercial Supply Agreement” shall have the meaning provided in Section 4.3.

1.29 “Confidential Information” shall have the meaning provided in Section 8.1.

1.30 “Confidentiality Agreement” shall mean, collectively, any and all confidentiality or non-disclosure agreements between Equillium and Biocon entered into prior to the Effective Date relating to the subject matter of this Agreement.

1.31 “Control” or “Controlled by” shall mean, with respect to any Patent Rights, Information or other intellectual property rights, the possession by a party of the ability (whether by ownership, license or other right, other than pursuant to a license granted to such party under this Agreement) to grant access to, or a license or sublicense of, such Patent Rights, Information or other intellectual property rights without violating the terms of any agreement or other arrangement with any Third Party. Notwithstanding the foregoing, if a party determines in good faith that a particular item of After-Acquired IP may be necessary or useful for the development, manufacture or commercialization of ITO or Product in the other party’s Territory, such party shall promptly provide to the other party a reasonable description of such After-Acquired IP and shall disclose to the other party in writing such party’s royalty and/or milestone payment obligations to the applicable Third Party with respect to such item of After-Acquired IP. At the other party’s written request made within […***…] of the first party’s provision of such description and disclosure of payment obligations to the other party, the parties shall discuss in good faith the possibility of including such item of After-Acquired IP in the technology (i.e., Equillium Technology or Biocon Technology) licensed to the other party hereunder; provided, however, that such item of After-Acquired IP shall be deemed to be within the “Control” of the first party for purposes of this Agreement only upon the other party’s written agreement to pay all royalties and milestone payments arising under the agreement with the Third Party as a result of the other party’s development, manufacture or commercialization of Products.

1.32 “Cost of Goods” shall mean the fully burdened cost of the Clinical Material shipped to Equillium, expressed on a per unit manufactured basis, which will be the sum of the following:

(a) in the case of Clinical Material manufacturing activities performed by Biocon or its Affiliates (including manufacturing activities in support of Third Party manufacturing) […***…] […***…]; and

(b) in the case of goods and services acquired from Third Parties for the manufacture of Clinical Material [ …***…].

Any calculation of Cost of Goods will be based upon Accounting Standards, and methods for activity-based accounting thereunder, in each case, consistently applied throughout the organization of Biocon or its Affiliate. No cost item will be counted more than once in calculating Cost of Goods.

1.33 “Data” shall mean any and all results of research, preclinical studies, including in vitro and in vivo studies, clinical trials and other testing of ITO or Product conducted by or on behalf of a party or any of its Affiliates either before or during the Term, and any and all other data generated by or on behalf of a party related to the development, manufacture or commercialization of ITO or Product, including biological, chemical, pharmacological, toxicological, pharmacokinetic, clinical, CMC, analytical, quality control, and other data, results and descriptions.

1.34 “Entity” shall mean any corporation, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

1.35 “Equillium CMO” shall mean a CMO contracted by Equillium or its Affiliate or Sublicensee to manufacture and supply Product for the Equillium Territory, but specifically excluding any Third Party manufacturer contracted by Biocon or its Affiliate to manufacture and supply Product for the Equillium Territory.

1.36 “Equillium Invention” shall mean any Invention made solely by one or more employees, consultants or contractors of Equillium. For clarity, Equillium Inventions exclude Joint Inventions.

1.37 “Equillium Know-How” shall mean all Information Controlled by Equillium during the Term that is necessary or useful for the development, manufacture or commercialization of ITO or Product, including Equillium Inventions, but excluding Equillium’s interest in Joint Inventions.

1.38 “Equillium License” shall have the meaning provided in Section 2.1.

1.39 “Equillium Patents” shall mean all Patent Rights Controlled by Equillium during the Term that claim inventions that are necessary or useful for the development, manufacture or commercialization of ITO or Product, but excluding the Joint Patents.

1.40 “Equillium Technology” shall mean the Equillium Patents and the Equillium Know-How.

1.41 “Equillium Territory” shall mean the US, including its territories and possessions, and Canada.

1.42 “Export Control Laws” shall mean: (a) all applicable U.S. laws and regulations relating to sanctions and embargoes imposed by OFAC; (b) all applicable U.S. export control laws, including the Arms Export Controls Act (22 U.S.C. Ch. 39), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701 et seq.), the Trading With the Enemy Act (50 U.S.C. app. §§ 1 et seq.), the Export Administration Act of 1979 (50 U.S.C. app. §§ 2401 et seq.), International Boycott Provisions of Section 999 of the U.S. Internal Revenue Code of 1986, and all rules, regulations and executive orders relating to any of the foregoing, including but not limited to the International Traffic in Arms Regulations (22 C.F.R. §§ 120 et seq.), the Export Administration Regulations (15 C.F.R. §§ 730 et. seq.), and the regulations administered by the Office of Foreign Assets Controls of the United States Department of the Treasury; and (c) all export controls imposed on any Product by any country or organization or nations within the jurisdiction of which a party operates or does business.

1.43 “FDA” shall mean the U.S. Food and Drug Administration, or any successor Regulatory Authority thereto in the US having substantially the same function.

1.44 “Field” shall mean:

(a) prior to the achievement of the Field Expansion Milestones, the Limited Field; and

(b) from and after the achievement of the Field Expansion Milestones (but subject to Section 4.8(b)(ii)), the Unlimited Field.

1.45 “Field Expansion Deadline” shall have the meaning provided in Section 2.3.

1.46 “Field Expansion Milestones” shall have the meaning provided in Section 2.3.

1.47 “Financial Representative” shall have the meaning provided in Section 3.7.

1.48 “First Commercial Sale” shall mean the first sale of a Product by a Selling Party or any of its Affiliates or Sublicensees to a Third Party for end use or consumption of such Product in a country after the applicable Regulatory Authority of such country has granted Regulatory Approval of such Product. Notwithstanding the foregoing, if, prior to Regulatory Approval of a Product in a country, aggregate gross invoiced amounts for Product used in named-patient programs in such country exceed US$[…***…], then “First Commercial Sale” of such Product in such country, solely for purposes of Sections 5.5(a) and 5.5(b) (but not for the purpose of Section 5.2 or any other purpose) shall be deemed to occur at the time aggregate gross invoiced amounts for Product used in named-patient programs in such country first exceed US$[…***…].

1.49 “First US Approval” shall have the meaning provided in Section 4.2(b)(ii).

1.50 “Fully-Burdened Manufacturing Cost” shall be defined in detail in the Commercial Supply Agreement and will be fundamentally consistent with the “Cost of Goods” definition in this Agreement. For clarity, Fully-Burdened Manufacturing Cost shall not include any costs for unusable batches resulting from Biocon’s failure to conduct its manufacturing activities in accordance with the terms of the Commercial Supply Agreement or any profit, mark-up or margin related to inter-company transfer pricing.

1.51 “GCP” shall mean current good clinical practices, as set forth in 21 C.F.R. Parts 50, 54, 56, 312 and 314 and as interpreted by relevant ICH guidelines; in each case, as amended from time to time.

1.52 “Generic Version” shall mean, on a country-by-country basis, with respect to a particular Product sold by a party or any of its Affiliates or Sublicensees in a country, a pharmaceutical product sold by a Third Party (other than a Sublicensee or any other Third Party in a chain of distribution originating from such party or any of its Affiliates or Sublicensees) in such country: (a) that contains ITO (and, if applicable, the same Other Active(s) as such Product) in the same dosage form as such Product; and (b) has received Regulatory Approval from the relevant Regulatory Authority in such country in reliance on the Regulatory Approval for such Product in such country.

1.53 “GLP” shall mean current good laboratory practices, as set forth in 21 C.F.R. Part 58 and as interpreted by relevant ICH guidelines; in each case, as amended from time to time.

1.54 “GMP” shall mean the current good manufacturing practices and standards for the production of drugs and finished pharmaceuticals, as set forth in 21 C.F.R. Parts 210 and 211 and as interpreted by relevant ICH guidelines; in each case, as amended from time to time.

1.55 “ICH” shall mean the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use.

1.56 “IND” shall mean an investigational new drug application, clinical study application, clinical trial exemption, or similar application or submission filed with or submitted to a Regulatory Authority in a jurisdiction that is necessary to commence human clinical trials in such jurisdiction, including any such application filed with the FDA pursuant to 21 C.F.R. Part 312.

1.57 “IND-Enabling CMC Activities” shall mean all activities necessary to generate the IND-Enabling CMC Data.

1.58 “IND-Enabling CMC Data” shall mean all data and information required to be included in the chemistry, manufacturing and controls section of an IND for Product in the US.

1.59 “IND-Enabling Studies” shall have the meaning provided in Section 4.2(a)(ii)(1).

1.60 “Indication” shall mean a separate and distinct disease, disorder or condition in humans (a) which a Product is intended to treat or prevent, as evidenced by the protocol for a clinical trial of such Product or by the proposed Product labeling in an NDA filed with a Regulatory Authority for such Product; or (b) which is contained in a Product’s labeling approved by a Regulatory Authority as part of the Regulatory Approval for such Product. However, the parties agree that the treatment of a disease, disorder or condition in a particular patient population and the treatment of the same disease, disorder or condition in a different population (e.g., adult and pediatric, or first-line and second-line) will not be treated as separate Indications.

1.61 “Information” shall mean any and all tangible and intangible (a) techniques, technology, practices, trade secrets, inventions (whether patentable or not), methods, knowledge, know-how, skill, experience, test data and results (including pharmacological, toxicological and clinical test data and results), analytical and quality control data, results or descriptions, software and algorithms, and (b) compositions of matter, cells, cell lines, assays, animal models and physical, biological or chemical material; that, in each case, are not in the public domain.

1.62 “Invention” shall mean any invention, whether or not patentable, made conceived, generated or reduced to practice in the course and as a result of the conduct of activities conducted pursuant to this Agreement.

1.63 “ITO” shall mean the humanized anti-CD6 monoclonal antibody known by the INN itolizumab, as further described in Exhibit B hereto.

1.64 “IV” shall mean intravenously administered.

1.65 “JIPC” shall have the meaning provided in Section 7.2.

1.66 “Joint Invention” shall mean any Invention made jointly by, on the one hand, one or more employees, consultants or contractors of Equillium and, on the other hand, one or more employees, consultants or contractors of Biocon.

1.67 “Joint Patents” shall mean Patent Rights claiming Joint Inventions.

1.68 “JSC” shall have the meaning provided in Section 3.1.

1.69 “Limited Field” shall mean the diagnosis, treatment, prevention and palliation of Orphan Indications.

1.70 “NDA” shall mean: (a) in the United States, as applicable, a New Drug Application (as more fully described in 21 CFR Part 314.50, et seq., or its successor regulation) or a Biologics License Application (as more fully described in 21 CFR Part 601, et seq., or its successor regulation), filed with the FDA, or any successor application to either of the foregoing; or (b) in any other country or group of countries, the equivalent application or submission for approval to market a pharmaceutical product filed with the governing Regulatory Authority in such country or group of countries.

1.71 “Net Sales” shall mean the gross amounts invoiced for sales or other dispositions of Products or Supported Product, as applicable, by or on behalf of a party or any of its Affiliates or Sublicensees (each, a “Selling Party”), to Third Parties (other than another Selling Party), less the following deductions actually incurred, allowed, paid, accrued or otherwise specifically allocated to Products by the Selling Party:

(a) [ …***…];.

(b) […***…];.

(c) […***…];.

(d) […***…];.

(e) […***…];.

(f) […***…];.

(g) […***…]; and.

(h) […***…].

In no event shall any particular amount identified above be deducted more than once in calculating Net Sales (i.e., no “double counting” of deductions).

For clarification, sale of Product by a Selling Party to another Selling Party for resale by such entity to a Third Party (other than a Selling Party) shall not be deemed a sale for purposes of this definition of “Net Sales,” provided that the subsequent resale is included in the computation of Net Sales. In addition, neither sales of Clinical Material by Biocon or its Affiliate to Equillium or its Affiliate or Sublicensee pursuant to the Clinical Supply Agreement nor sales of Product by Biocon or its Affiliate to Equillium or its Affiliate or Sublicensee for commercial distribution in the Equillium Territory pursuant to the Commercial Supply Agreement, shall be deemed a sale for purposes of this definition of “Net Sales.” Further, transfers or dispositions of Products as free promotional samples in commercially reasonable amounts, consistent with prevailing pharmaceutical industry standards, or in any patient assistance, test marketing program, named-patient program or compassionate use program (so long as such Products are provided without charge or at or below the Selling Party’s cost) and Products donated to non-profit institutions or government agencies, or used in research, development or regulatory activities, including, without limitation, clinical trials, shall be disregarded in determining Net Sales.

On a country-by-country basis, if a Product under this Agreement is sold in the form of a Combination Product in a country, Net Sales for the purpose of determining royalties due hereunder shall be calculated as follows:

(i) Where both Product containing ITO as its sole active pharmaceutical ingredient (“Single-Agent Product”) and all Other Active(s) in such Combination Product are sold separately in such country, Net Sales shall be calculated by multiplying actual Net Sales of such Combination Product in such country as determined under the preceding provisions of this Section 1.71, by the fraction […***…].

(ii) If Single-Agent Product is sold in such country, but none of the Other Active(s) is sold separately in such country, Net Sales shall be calculated by multiplying actual Net Sales of such Combination Product in such country as determined under the preceding provisions of this Section 1.71, by the fraction […***…].

(iii) If no Single-Agent Product is sold in such country, but the Other Active(s) are sold separately in such country, Net Sales shall be calculated by multiplying actual Net Sales of such Combination Product in such country as determined under the preceding provisions of this Section 1.71, by the fraction […***…].

(iv) If neither Single-Agent Product nor the Other Active(s) are sold separately in such country, Net Sales for the purpose of determining royalties due hereunder for the Combination Product shall be determined by mutual agreement of the parties in good faith taking into account the relative value contributions of the ITO portion of the Combination Product and the Other Active(s) in the Combination Product; provided, however, that in no event shall the relative value contribution of the ITO portion of the Combination Product be less than […***…]%.

1.72 “OFAC” shall mean the U.S. Department of Treasury’s Office of Foreign Assets Control (or its successor office or other body having substantially the same function).

1.73 “Ongoing Biocon Study” shall mean the clinical trial described in Biocon Protocol No. […***…], titled […***…].

1.74 “Orphan Designation” shall mean the grant by FDA of a request for orphan-drug designation under Section 526 of the Act, as amended (or its successor regulation), for a drug for a particular Orphan Indication.

1.75 “Orphan Indication” shall mean any disease or condition that (a) affects less than 200,000 persons in the US or (b) affects more than 200,000 persons in the US and for which there is no reasonable expectation that the cost of developing and making available in the United States a drug for such disease or condition will be recovered from sales in the United States of such drug.

1.76 “Other Active” shall mean any active pharmaceutical ingredient other than ITO.

1.77 “Patent Rights” shall mean (a) all national, regional and international patents and patent applications filed in any country of the world, including without limitation provisional patent applications, (b) all patent applications filed either from such patents and patent applications or from a patent application claiming priority from either of these, including any continuation, continuation-in-part, division, provisional, converted provisional and continued prosecution applications, or any substitute applications, (c) any patent issued with respect to or in the future issued from any such patent applications including utility models, petty patents and design patents and certificates of invention, and (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, reexaminations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications.

1.78 “Person” shall mean any individual, Entity or Governmental Body.

1.79 “Pivotal Trial” shall mean: (a) a human clinical trial that would satisfy the requirements for a Phase 3 study as defined in 21 CFR § 312.21(c) (or any amended or successor regulations); or (b) any other human clinical trial that the applicable Regulatory Authority has agreed, whether before first dosing of the first patient in such trial (e.g., pursuant to a special protocol assessment agreement with the FDA) or after first dosing of the first patient in such trial (e.g., based on an interim data analysis), is sufficient to form the primary basis of an efficacy claim in an NDA submission, regardless of whether the sponsor of such trial characterizes or refers to such trial as a “Phase 3,” “Phase 2b” or “Phase 2b/3” trial (or otherwise) in the applicable protocol, on clinicaltrials.gov, or in any other context. If a human clinical trial does not constitute a Pivotal Trial at the time of first dosing of the first patient in such trial, but is later determined by the applicable Regulatory Authority to be sufficient to form the primary basis of an efficacy claim in an NDA submission, then, for purposes of Section 10.2(a) hereof, “initiation” of such Pivotal Trial shall be deemed to have occurred on the date of such determination by the applicable Regulatory Authority.

1.80 “PoC Study” shall mean the first human clinical trial of a Product in a particular Indication that is designed to establish clinical proof of concept for such Indication.

1.81 “Product” shall mean any pharmaceutical composition or preparation containing or comprising CHO-derived ITO, including all formulations and dosage forms thereof.

1.82 “Regulatory Approval” shall mean all approvals from the relevant Regulatory Authority in a given country necessary to market and sell a pharmaceutical product in such country, including pricing and reimbursement approvals if required for marketing or sale of such product in such country.

1.83 “Regulatory Authority” shall mean any country, federal, supranational, state or local regulatory agency, department, bureau or other governmental or regulatory authority having the administrative authority to regulate the development or marketing of pharmaceutical products in any country or other jurisdiction.

1.84 “Regulatory Exclusivity” shall mean marketing or manufacturing exclusivity conferred by the applicable Regulatory Authority in a country or jurisdiction on the holder of a Regulatory Approval for a pharmaceutical product in such country or jurisdiction, including, by way of example and not of limitation, regulatory data exclusivity, orphan drug exclusivity, new chemical entity exclusivity and pediatric exclusivity.

1.85 “Regulatory Filing” shall mean any and all INDs, NDAs, drug dossiers or drug master files filed, requests for Orphan Designation, and Regulatory Approvals and Orphan Designations obtained, with respect to ITO or Product in the Field, including all amendments, supplements, annual reports and the like filed with or otherwise provided to the applicable Regulatory Authority.

1.86 “SC” shall mean subcutaneously administered.

1.87 “Selling Party” shall have the meaning provided in Section 1.71.

1.88 “Stage 2 Study” shall mean that portion of the Ongoing Biocon Study comprising a […***…].

1.89 “Stage 2 Study Completion” shall mean the delivery by Biocon to Equillium of the final study report from the Stage 2 Study; provided, however, that […***…], then “Stage 2 Study Completion” shall be deemed to have occurred on the earlier of (a) […***…] […***…] and (b) […***…].

1.90 “Stock Purchase Agreement” shall have the meaning provided in the recitals to this Agreement.

1.91 “Sublicensee” shall mean: (a) with respect to Equillium, a Third Party sublicensee under the Equillium License, whether such Third Party’s sublicense was granted to it directly by Equillium or its Affiliate or indirectly through one or more tiers of sublicense; and (b) with respect to Biocon, a Third Party sublicensee under the Biocon License, whether such Third Party’s sublicense was granted to it directly by Biocon or its Affiliate or indirectly through one or more tiers of sublicense.

1.92 “Supported Product” shall mean, in any country of the Biocon Territory, a Product that has received Regulatory Approval in such country on the basis of approval of an NDA (or any amendment or supplement thereto) that included or referenced Data within the Equillium Know-How from a PoC Study, other Phase 2 clinical trial, or Pivotal Trial conducted by or on behalf of Equillium.

1.93 “Term” shall have the meaning provided in Section 10.1.

1.94 “Territory” shall mean (a) the Equillium Territory in the case of Equillium and (b) the Biocon Territory in the case of Biocon.

1.95 “Third Party” shall mean an Entity other than Equillium or Biocon or an Affiliate of Equillium or Biocon.

1.96 “Third Party License” shall mean, with respect to a Product sold by Equillium or its Affiliate or Sublicensee in a country of the Equillium Territory, a license under Patent Rights of a Third Party that are reasonably necessary for the manufacture, use or sale of such Product in such country; provided, however, that if such Product is manufactured (a) by Equillium or its Affiliate or Sublicensee or (b) by an Equillium CMO on behalf of Equillium or its Affiliate or Sublicensee, then, for purposes of Section 5.6, the term “Third Party License” shall apply only to Patent Rights of a Third Party that are reasonably necessary for the manufacture, use or sale of the ITO contained in such Product and shall exclude Patent Rights of a Third Party that cover such Product in the formulation manufactured by Equillium, its Affiliate or Sublicensee, or the Equillium CMO, but that do not cover the ITO contained therein.

1.97 “Unlimited Field” shall mean the diagnosis, treatment, prevention and palliation of any and all Indications.

1.98 “US” shall mean the United States of America.

1.99 “Valid Claim” shall mean a claim contained in (a) an issued and unexpired patent which has not been held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through abandonment, reissue, disclaimer or otherwise or (b) a patent application that has not been irretrievably cancelled, withdrawn or abandoned and that has been pending for less than seven (7) years from the filing date from which such claim takes priority. If a claim of a patent application that ceased to be a Valid Claim under clause (b) of the preceding sentence because of the passage of time later issues as a part of a patent within clause (a) of the preceding sentence, then it shall again be considered a Valid Claim effective as of the issuance of such patent.

2. LICENSE GRANTS

2.1 Equillium License. Subject to the terms and conditions of this Agreement, Biocon hereby grants to Equillium: (a) an exclusive (even as to Biocon, except as expressly set forth below), royalty-bearing license, with the right to sublicense through multiple tiers of sublicense, under the Biocon Technology and Biocon’s interest in the Joint Patents to develop, make, have made, use, sell, have sold, offer for sale, import and otherwise exploit ITO and Products in the Field in the Equillium Territory; and (b) solely in connection with the practice of the license in the preceding clause (a), a non-exclusive, royalty-free license, with the right to sublicense through multiple tiers of sublicense, under the Biocon Technology and Biocon’s interest in the Joint Patents, to develop, and to use and import for the purpose of developing, ITO and Products in the Field in the Biocon Territory ((a) and (b), collectively, the “Equillium License”); provided, however, that, prior to the earlier of (i) achievement of the Field Expansion Milestones and (ii) the Field Expansion Deadline, and notwithstanding the definition of the Field prior to achievement of the Field Expansion Milestones, the Equillium License shall include the right to develop, and to use and import for the purpose of developing, ITO and Products in the Unlimited Field.

2.2 Biocon License. Subject to the terms and conditions of this Agreement, Equillium hereby grants to Biocon: (a) an exclusive (even as to Equillium, except as expressly set forth below), royalty-bearing license, with the right to sublicense through multiple tiers of sublicense, under the Equillium Technology and Equillium’s interest in the Joint Patents, to develop, make, have made, use, sell, have sold, offer for sale, import and otherwise exploit ITO and Products in the Unlimited Field in the Biocon Territory; and (b) a non-exclusive, royalty-free license, with the right to sublicense through multiple tiers of sublicense, under the Equillium Technology and Equillium’s interest in the Joint Patents, to develop, and to use and import for the purpose of developing, ITO and Products in the Unlimited Field in the Equillium Territory ((a) and (b), collectively, the “Biocon License”).

2.3 Field Expansion. In the event that, within […***…] years of Stage 2 Study Completion (subject to extension as described below, the “Field Expansion Deadline”), Equillium has achieved both of the following milestones (collectively, the “Field Expansion Milestones”), then, effective as of the achievement of the second to be achieved of the Field Expansion Milestones, the Field shall automatically be expanded to mean the Unlimited Field, subject to Section 4.8(b)(ii):

(a) receipt of Orphan Designation for Product in two Orphan Indications; and

(b) completion of a PoC Study of Product in each of two Indications (i.e., two PoC Studies in different Indications) in patient populations approved by the JSC.

The Field Expansion Deadline shall be extended to the extent of any delay directly attributable to events beyond the reasonable control of Equillium, including, by way of example and not of limitation, delays due to unavailability of Clinical Material, imposition of a clinical hold, Biocon’s failure or delay in performing those of its obligations under Section 4.2 that are a prerequisite for Equillium’s achievement of the Field Expansion Milestones, or delays in receiving required OFAC license(s).

2.4 Sublicensing. Any sublicense granted by Equillium under the Equillium License, and any sublicense granted by Biocon under the Biocon License (in each case, directly or indirectly through its Affiliate), to a Third Party shall be in writing and subject and subordinate in all respects to, and consistent with, the terms and conditions of this Agreement. Each party shall be responsible for the compliance of its Sublicensees with the applicable terms and conditions of this Agreement. A copy of each sublicense, redacted as appropriate for confidential information of the Third Party, shall be provided to the other party within […***…] of execution, from which copy such party may redact confidential information of such party or the Third Party that is not necessary for the other party to ascertain the compliance of such sublicense with such party’s obligations under this Agreement. For clarity, this Section 2.4 shall not be construed as imposing any limitation or restriction on Biocon’s right to grant licenses under, or any other obligation on Biocon with respect to, the licensing of Biocon Technology outside the Equillium Territory.

2.5 Reservation of Rights; License Exclusion.

(a) Notwithstanding the exclusivity and territorial restrictions of the Equillium License, Biocon reserves the non-exclusive right under the Biocon Technology and Biocon’s interest in the Joint Patents: (i) to make and have made ITO and Products in the Equillium Territory solely for the purpose of development, manufacture, use, sale, offer for sale, import and other exploitation of Products in the Biocon Territory; (ii) to develop, and to use and import for the purpose of developing, ITO and Products in the Unlimited Field in the Equillium Territory; and (iii) as necessary to perform Biocon’s obligations under Section 4.2 of this Agreement and under the Clinical Supply Agreement and any Commercial Supply Agreement.

(b) Notwithstanding the exclusivity and territorial restrictions of the Biocon License, Equillium reserves the non-exclusive right under the Equillium Technology and Equillium’s interest in the Joint Patents, to develop, and to use and import for the purpose of developing, ITO and Products in the Field in the Biocon Territory.

(c) For the avoidance of doubt, neither party grants to the other party any license or other right with respect to any Other Active.

2.6 Negative Covenants.

(a) By Equillium. Except as expressly provided herein, Equillium hereby covenants: (i) not to develop, make, have made, use, sell, have sold or offer for sale ITO or Product outside of the Equillium Territory; (ii) not to practice any Biocon Technology for any purpose other than as expressly authorized in this Agreement; and (iii) not to cause or permit, or grant any license or other right to, any of its Affiliates or any Third Party to engage in any of the activities prohibited by the preceding clauses (i) and (ii) of this Section 2.6(a).

(b) By Biocon. Except as expressly provided herein, Biocon hereby covenants: (i) not to develop, make, or obtain any Regulatory Filing with respect to, sell, have sold or offer for sale ITO (however derived) or Product in the Equillium Territory, whether in or outside of the Field; (ii) without limiting the generality of the preceding clause (i), not to develop, make, or obtain any Regulatory Filing with respect to, sell, have sold or offer for sale ITO (however derived) or Product in the Equillium Territory for veterinary use; (iii) not to practice any Equillium Technology for any purpose other than as expressly authorized in this Agreement; and (iv) not to cause or permit, or grant any license or other right to, any of its Affiliates or any Third Party to engage in any of the activities prohibited by the preceding clauses (i) and (ii) of this Section 2.6(b).

2.7 No Implied Licenses. No right or license under any Information, Patent Rights or other intellectual property rights is granted or shall be granted by implication. All rights or licenses are or shall be granted only as expressly provided in the terms of this Agreement.

3. GOVERNANCE

3.1 JSC Formation and Composition. Within 30 days after the Effective Date, the parties shall establish a Joint Steering Committee (“JSC”) composed of [ …***…] representatives of Equillium and […***…] representatives of Biocon, each of whom shall have appropriate technical credentials, experience, knowledge regarding such party’s development, registration and commercialization activities with respect to Product in the Field in such party’s Territory, and authority within such party’s organization. Each party may change its representatives to the JSC from time to time in its sole discretion, effective upon written notice to the other party of such change. The JSC shall be chaired by a representative of Equillium. The chairperson shall set agendas for JSC meetings in advance, provided that the agendas will include any matter requested by either party.

3.2 Responsibilities and Authority. The JSC’s overall responsibility shall be to encourage and facilitate information sharing and ongoing cooperation and coordination between the parties in the development, registration and commercialization of Product in the Field in the Equillium Territory and the Biocon Territory, subject to the limitations set forth in this Article 3. In particular, the JSC shall:

(a) approve all clinical development activities to be conducted by Equillium with respect to Product, including review of protocols for clinical trials of Product to be performed by Equillium;

(b) review the ITO and Product development activities to be conducted by each party;

(c) serve as the principal means by which: (i) Equillium keeps Biocon reasonably informed regarding Equillium’s development, registration and commercialization plans, efforts and results with respect to Product; and (ii) Biocon keeps Equillium reasonably informed regarding (A) Biocon’s performance of its obligations under Section 4.2 of this Agreement and (B) Biocon’s development, registration and commercialization plans, efforts and results with respect to Product in the Biocon Territory;

(d) seek harmonization in development, regulatory approval, marketing, promotion and commercialization efforts with respect to Product in the Field in the Equillium Territory and the Biocon Territory;

(e) facilitate the exchange of Equillium Know-How and Biocon Know-How;

(f) resolve disputes referred to it by the JIPC; and

(g) perform such other duties as are specifically assigned to the JSC in this Agreement, the Clinical Supply Agreement or any Commercial Supply Agreement.

Each party shall be responsible for ensuring that, at all times, its representatives on the JSC act reasonably and in good faith in carrying out their respective responsibilities hereunder.

3.3 Meetings. The JSC shall meet as deemed necessary by the JSC members, but at least semi-annually for so long as either party is conducting clinical development of Product. JSC meetings may be conducted in person at times and places to be determined by the JSC members. Alternatively, the JSC may meet by means of teleconference, videoconference or other similar communications equipment. A reasonable number of additional representatives of a party may attend meetings of the JSC in a non-voting capacity. Each party shall bear its own expenses of participating in meetings of the JSC.

3.4 Minutes. Equillium shall be responsible for preparing definitive minutes of each JSC meeting. Equillium shall circulate a draft of the minutes of each meeting to all members of the JSC for comments within […***…] after such meeting. Such minutes shall provide a description, in reasonable detail, of the discussions at the meeting and shall document all actions and determinations approved by the JSC at such meeting, including the approval of the Development Plan or any amendment thereto, which shall be attached to the minutes as an exhibit. The parties shall promptly discuss any comments on such minutes and finalize the minutes no later than the date of the next JSC meeting.

3.5 Decision-Making. Decisions of the JSC shall be made by majority vote, with each representative of a party on the JSC having one vote. No vote of the JSC may be taken unless at least one of each party’s representatives is present for the JSC vote, and if less than all of a party’s representatives are present for a JSC vote, then the representative(s) of such party who are present may cast votes on behalf of all of such party’s representatives on the JSC (i.e., the Equillium JSC representative(s) present at any JSC meeting shall collectively have […***…] votes, and the Biocon JSC representative(s) present at any JSC meeting shall collectively have […***…] votes). The JSC’s decision-making authority shall be limited to those matters expressly delegated to it in this Agreement. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, the JSC’s decision-making authority shall be limited to development, regulatory approval, marketing, promotion or commercialization activities with respect to ITO and Product for the Equillium Territory, and the JSC shall have no decision-making authority whatsoever with regard to Biocon’s development, regulatory approval, marketing, promotion or commercialization activities with respect to ITO and Product for the Biocon Territory.

3.6 Dispute Resolution. If the JSC’s decision on any matter is not unanimous, then Biocon shall have the right, in its discretion, to request that such matter be referred to the Chairperson of the Board of Equillium and the Chairperson of the Board of Biocon, or their respective designees with decision-making authority (each, a “Chair”), who shall promptly meet and confer in good faith regarding such matter, and Equillium’s Chair shall give good faith consideration to Biocon’s position and make reasonable efforts to take Biocon’s position into account in deciding whether to uphold the majority decision of the JSC or to agree with Biocon’s Chair on an alternative outcome. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, neither the JSC nor

Equillium’s Chair shall have any power to: (A) determine any issue in a manner that would conflict with the express terms and conditions of this Agreement; or (B) modify or amend the terms and conditions of this Agreement.

3.7 Financial Representative. Each party shall appoint one (1) representative with expertise in the areas of accounting, cost allocation, budgeting and financial reporting (each, a “Financial Representative”) no later than [ …***…] after the Effective Date. Such Financial Representatives shall consult with the JSC, in order to address the financial, budgetary and accounting issues that arise in connection with the Biocon Preclinical Activities. Each Financial Representative may be replaced at any time by the represented party by providing notice thereof to the other party. The Financial Representatives will meet as they or the parties, through the JSC, may agree is appropriate.

4. DEVELOPMENT AND COMMERCIALIZATION

4.1 Equillium Responsibility. Except as expressly set forth in Sections 4.2 and 4.3 or in the Clinical Supply Agreement or any Commercial Supply Agreement, Equillium shall be solely responsible for the development, manufacturing, registration and commercialization of Products in the Field in the Equillium Territory, at Equillium’s sole expense. Without limiting the generality of the foregoing, Equillium shall:

(a) conduct Indication-specific preclinical studies of ITO in JSC-approved Indications to support the submission of Regulatory Filings, at Equillium’s sole expense;

(b) prepare and submit all required Regulatory Filings in connection with obtaining and maintaining Regulatory Approvals and Orphan Designation with respect to Products in the Equillium Territory, at Equillium’s sole expense. All of such Regulatory Filings relating to Products in the Equillium Territory shall be submitted in the name of, and owned by, Equillium (or its Affiliate or Sublicensee, as applicable);

(c) be responsible for obtaining funding (which may include, without limitation, government funding) for the development of ITO and Products for the Equillium Territory (whether Equillium conducts such development activities in the Equillium Territory or the Biocon Territory); and

(d) review the need for, and, if required, seek and use Commercially Reasonable Efforts to obtain OFAC license(s) necessary for clinical development and/or commercialization of ITO and Product in the US.

4.2 Biocon Responsibility. Notwithstanding the provisions of Section 4.1 to the contrary, and without limiting the generality of Section 4.5:

(a) Biocon Preclinical Activities.

(i) Available Materials. Promptly after the Effective Date, Biocon shall provide to Equillium true and complete copies of Biocon’s updated Investigator’s Brochure for all available CHO-derived ITO formulations and related supporting materials, and all preclinical, toxicology and CMC Data existing as of the Effective Date for all available CHO-derived ITO formulations; in each case, at Biocon’s sole expense, subject to Section 4.2(a)(iii).

(ii) Preclinical Studies and CMC Activities. Biocon shall:

(1) guided by the JSC-approved initial Indication for which Product will be developed in the Equillium Territory, perform, in accordance with JSC-approved protocols and GLP, all IND-enabling preclinical studies of CHO-derived ITO and Product necessary for the filing of INDs for Product in the Equillium Territory (collectively, “IND-Enabling Studies”); provided, however, that the IND-Enabling Studies shall exclude Indication-specific preclinical animal models, which shall be the sole responsibility of Equillium;

(2) perform all IND-Enabling CMC Activities; and

(3) deliver to Equillium all Data and other Information generated in performance of the IND-Enabling Studies and IND-Enabling CMC Activities in a form and format suitable for inclusion in INDs for Product in the Equillium Territory;

in each case, at […***…] expense, subject to Section 4.2(a)(iii). Biocon shall maintain complete and accurate records of the performance of all IND-Enabling Studies and IND-Enabling CMC Activities, including all Data, Inventions and other Information generated or made in the course of such performance, which records shall be maintained in accordance with Biocon’s standard practices and shall in any event be maintained in a manner sufficient for Equillium’s filing of INDs for Product in the Equillium Territory. Upon reasonable prior written notice, Biocon shall permit Equillium to inspect such records, and, upon Equillium’s request, shall provide copies of such records. Biocon shall deliver to Equillium the draft and final reports for each IND-Enabling Study and all IND-Enabling CMC Activities promptly following the availability thereof.

(iii) Biocon Preclinical Expenses. Biocon shall maintain records of Biocon Preclinical Expenses, including the number of Biocon FTEs devoted by Biocon to Biocon Preclinical Activities, which shall be made available to Equillium for inspection through the Financial Representatives from time to time upon the request of Equillium’s Financial Representative. Notwithstanding the foregoing provisions of this Section 4.2(a) to the contrary, if Biocon determines in good faith that total Biocon Preclinical Expenses are likely to exceed $[…***…], Biocon shall provide prompt written notice thereof to Equillium, and the parties shall promptly convene a meeting of the JSC to discuss the matter and in no case shall Biocon be responsible for Biocon Preclinical Expenses in excess of $[…***…].

(b) Supply of ITO and Product. Notwithstanding the provisions of Section 4.1 to the contrary, Biocon shall be responsible for manufacturing, or having manufactured, and supplying to Equillium:

(i) ITO (both NS0-derived and CHO-derived) and ITO surrogate monoclonal antibodies suitable for use in general research and IND-enabling, GLP-compliant preclinical studies in quantities sufficient for the conduct of the preclinical studies contemplated by the Development Plan, at Biocon’s sole expense;

(ii) sufficient quantities of ITO finished drug product (all current and future CHO-derived IV and SC formulations), manufactured in accordance with GMP, for use in the conduct of clinical trials of Product in three (3) Orphan Indications in the Equillium Territory, at Biocon’s sole expense until FDA approval of the first NDA for Product in any Indication (“First US Approval”). For clarity, if Equillium discontinues clinical development of Product in a particular Orphan Indication and instead pursues clinical development of Product in a different Orphan Indication prior to First US Approval, Biocon shall remain obligated to supply ITO finished drug product pursuant to this Section 4.2(b)(ii) for such replacement Orphan Indication, provided that at no time will Biocon be obligated to supply ITO finished drug product pursuant to this Section 4.2(b)(ii) for use in clinical trials of more than three (3) Orphan Indications at any given time;

(iii) after First US Approval, sufficient quantities of ITO finished drug product (all current and future CHO-derived IV and SC formulations), manufactured in accordance with GMP, for use in the conduct of clinical trials of Product for Orphan Indications in the Equillium Territory, at a price equal to Biocon’s Cost of Goods of such ITO finished drug product; and

(iv) sufficient quantities of ITO finished drug product (all current and future CHO-derived IV and SC formulations), manufactured in accordance with GMP, for use in the conduct of clinical trials of Product for Indications other than Orphan Indications in the Equillium Territory, at a price equal to Biocon’s Cost of Goods of such ITO finished drug product.

All ITO finished drug product to be supplied for the purposes set forth in the preceding clauses (ii), (iii) and (iv) of this Section 4.2(b) (collectively, “Clinical Material”) will be manufactured and supplied by Biocon pursuant to, and in accordance with the terms and conditions of, the Clinical Supply Agreement. Biocon shall keep complete and accurate records related to the manufacture of the Clinical Material and the methods and facilities used by it for such manufacture as necessary to comply with GMP and Applicable Laws and to permit the Clinical Material to be used in humans. Upon reasonable notice by Equillium, Biocon shall make such records available to Equillium or its designated representatives for inspection, examination and copying, and, if requested by Equillium, Biocon shall deliver to Equillium, as promptly as practicable, copies of such records. All such documentation shall be provided in English, and in the case of translations, the original un-translated document shall also be provided. All original records shall be retained and archived by Biocon in accordance with GMP and Applicable Laws for the minimum retention period under Applicable Laws. Upon Equillium’s written request, Biocon shall provide to Equillium such information, documentation and data, including, without limitation, CMC Data, in Biocon’s possession relating to the Clinical Material or Product or the manufacture of Clinical Material or Product (or true and complete copies thereof) as Equillium may require for IND, NDA and other submissions to Regulatory Authorities in the Equillium Territory. Biocon represents and warrants to Equillium that all Clinical Material will: (i) upon delivery to Equillium, conform to the applicable specifications for Clinical Material in effect at the time of delivery; (ii) have been manufactured in compliance with GMP, as applicable to investigational drugs; and (iii) upon delivery to Equillium, be free and clear of all liens and encumbrances.

(c) Stage 2 Study. Biocon shall, at its sole expense, conduct the Stage 2 Study, in accordance with Biocon’s protocol until the Stage 2 Study is completed or terminated, at its sole expense.

(d) Diligence. Biocon shall use Commercially Reasonable Efforts to perform its obligations under this Section 4.2 in an expeditious manner.

4.3 Commercial Supply for the Equillium Territory. Subject to the terms and conditions of this Agreement, during the Term, Biocon agrees to Manufacture and supply to Equillium such quantities of Product for commercial use and distribution in the Equillium

Territory as may be set forth on purchase orders placed by Equillium in accordance with the provisions of the Commercial Supply Agreement, and Equillium agrees that Biocon shall be Equillium’s exclusive supplier for the Product for the Equillium Territory on the terms set forth in the Commercial Supply Agreement. No later than six (6) months prior to the anticipated initiation of the first Pivotal Trial conducted by or on behalf of Equillium, the parties shall negotiate in good faith and enter into a separate written manufacturing and supply agreement containing commercially reasonable terms (the “Commercial Supply Agreement”) pursuant to which the purchase price for the commercial supply of Product shall be equal to […***…]% of Biocon’s Fully-Burdened Manufacturing Cost, as well as a commercially reasonable and customary quality assurance agreement (the “Commercial Quality Agreement”), pursuant to which Biocon shall manufacture and supply to Equillium, or have manufactured and supplied to Equillium, and Equillium shall accept such manufacture and supply from Biocon as Equillium’s exclusive supplier, Product for commercialization in the Field in the Equillium Territory. Without limiting the generality of the foregoing, the Commercial Supply Agreement shall provide as follows:

(a) Forecasts and Ordering. On a basis to be agreed between the parties following good faith discussions, the Commercial Supply Agreement shall contain a mechanism by which Equillium provides Biocon with rolling forecasts of its estimated requirements of Product to be supplied to it during the term of the Commercial Supply Agreement. Such forecasting mechanism will stipulate that the Products estimated to be supplied during a particular time frame in the rolling period (not to exceed the first […***…] calendar quarter periods of each forecast) will constitute a firm binding purchase order by Equillium for those Products. The parties shall also agree on an upper maximum limit (measured as a percentage beyond […***…]% of the quantity of Products set out in a binding forecast (“Additional Quantities”)) of Products to be supplied pursuant to a binding forecast, subject to Biocon’s facility having the capacity to manufacture more than […***…]% of the quantity of Products set out in a binding forecast at the relevant time.

(b) Shortfalls and Allocation of Supply. If Biocon is, or anticipates that it will be, unable to supply to Equillium, in whole or in part, Equillium’s forecasted requirements of Product on a timely basis due to a shortage of production capacity, shortage of raw materials, or any other reason, Biocon shall promptly notify Equillium in writing of such shortage of production capacity or production problem or other reason, within […***…], and if possible, the date such shortage or production problem is expected to end. The parties will discuss the matter and shall use good faith efforts to achieve an equitable solution with the least impact on both parties’ ability to commercialize and market Product in their respective territories. Biocon shall use Commercially Reasonable Efforts to remedy any shortfall of Product as soon as practicable, and Biocon shall allocate its available production capacity for the production of Product in a manner proportional to the number of units of Product sold in the previous […***…] in the Biocon Territory and Equillium Territory, respectively, or, should such sales have not been commenced, in proportion to the number of units of Product in then-scheduled production runs for the Biocon Territory and the Equillium Territory, respectively.

(c) Second Site/Source. Biocon shall have the right to use the services of its Affiliates and Third Party contractors, including CMOs, to assist such Biocon in fulfilling its obligations and exercising its rights under the Commercial Supply Agreement; provided that (i) the JSC approves any contractor in advance, such approval not to be unreasonably withheld or delayed by the Equillium representatives on the JSC; (ii) none of Equillium’s rights under the Commercial Supply Agreement or this Agreement are diminished or otherwise adversely affected as a result of Biocon’s use of Affiliates or contractors; and (iii) the contractor or Affiliate has entered into a written agreement with Biocon binding such Person to the obligations Biocon has to Equillium, including obligations of intellectual property assignment and confidentiality and non-use, and containing any other provisions normal and customary for similar types of agreements consistent with the Commercial Supply Agreement and this Agreement; and provided, further, that Biocon shall at all times be responsible for the satisfactory accomplishment of its obligations under and in accordance with, and the contractor’s or Affiliate’s compliance with, the terms and conditions of the Commercial Supply Agreement and this Agreement. For clarity, for purposes of clause (i) of the preceding sentence, it shall not be unreasonable for the Equillium representatives on the JSC to withhold approval of a proposed contractor if such contractor (A) has received any Form FD-483 notice (or foreign equivalent) or any FDA or other Regulatory Authority refusal to file, rejection or warning letter that has not been fully addressed by such contractor to the satisfaction of the applicable Regulatory Authority, (B) is debarred under Applicable Laws in the US, including 21 U.S.C. §335a, or any comparable Applicable Laws outside of the US. Without prejudice to the generality of the foregoing, in the event of a Failure to Supply on Biocon’s part, the parties will evaluate alternative approaches to source the shortfall in supply, which may include, without limitation, Biocon’s performance of a manufacturing technology transfer (the reasonable costs of such technology transfer to be borne by Biocon) to a CMO identified by the JSC and appointed by the JSC with Biocon’s prior written consent, such consent not to be unreasonably withheld, to permit such CMO to manufacture ITO and Product, using the manufacturing process developed and used by Biocon, for use and distribution in the Field in the Equillium Territory.

(d) Failure to Supply. A Failure to Supply as used in this Section 4.3 means that Biocon does not supply according to the terms of the Commercial Supply Agreement at least […***…] percent ([…***…]%) of the quantity of all Products (excluding, for the avoidance of doubt, Additional Quantities) ordered by Equillium pursuant to valid and binding purchase orders placed in accordance with the ordering procedure agreed in the Commercial Supply Agreement during any two consecutive calendar quarters, except to the extent such failure has been caused by a force majeure event which is beyond Biocon’s reasonable control, and subject to the limitations on the maximum amount Equillium is entitled to order which will be described in the Commercial Supply Agreement.

(e) Right of Biocon to Resume Manufacturing. On a basis to be agreed between the parties following good faith discussions, the Commercial Supply Agreement shall contain a mechanism by which, following a Failure to Supply and the enabling of a CMO to provide a secondary source of supply of Product pursuant to Section 4.3(c), Biocon may resume its supply obligations if it provides Equillium with a commercially reasonable proposal and evidence that it is ready, willing and able, directly or through subcontractors, to resume its supply obligations under the Commercial Supply Agreement, in which case the Parties will work together in good faith to develop and mutually agree upon a transition plan that achieves the following objectives: (i) minimizes disruption to the continued manufacture and supply of Product; (ii) enables Biocon to resume operation of its facility(ies) as the primary source of Product as soon as reasonably practicable; and (iii) maintains on an ongoing basis the Third Party facility established following a Failure to Supply and the enabling of a CMO to provide a secondary source of supply of Product pursuant to Section 4.3(c).

4.4 Performance Standards. Each party shall conduct, or have conducted, all ITO and Product development, manufacture, registration and commercialization activities performed by it or on its behalf in good scientific manner and in compliance with all Applicable Laws and, as applicable, GLP, GCP and/or GMP.

4.5 Technology Transfer; Exchange of Information.

(a) Commencing promptly after the Effective Date, Biocon shall disclose to Equillium all existing and available (in recorded form) Biocon Know-How as reasonably required for the development, registration or commercialization of ITO and Product in the Field in the Equillium Territory. Thereafter, on an ongoing basis, Biocon shall also disclose to Equillium all additional Biocon Know-How generated after the Effective Date as reasonably required for the development, registration or commercialization of ITO and Product in the Field in the Equillium Territory. Without limiting the generality of the foregoing, Biocon shall provide to Equillium true and complete copies of all written, graphic or electronic embodiments of Data within the Biocon Know-How. The Biocon Know-How shall be transferred to Equillium in a format to be agreed upon by the parties, such agreement not to be unreasonably withheld. With respect to any of the foregoing that is in a language other than English, Biocon shall also provide Equillium with English translations thereof.

(b) On an ongoing basis during the Term, Equillium shall disclose to Biocon all Equillium Know-How as reasonably required for the development, registration, manufacturing or commercialization of ITO and Product in the Field in the Biocon Territory. Without limiting the generality of the foregoing, Equillium shall provide to Biocon true and complete copies of all written, graphic or electronic embodiments of Data within the Equillium Know-How. The Equillium Know-How shall be transferred to Biocon in a format to be agreed upon by the parties, such agreement not to be unreasonably withheld.

4.6 Rights of Access and Reference to Regulatory Documents.

(a) Equillium hereby grants to Biocon the right to access and reference all Regulatory Filings submitted to, and Regulatory Approvals obtained from, any Regulatory Authority in the Equillium Territory by Equillium for Products and to use the Data therein; in each case, solely for the purposes of Biocon and […***…] (and their respective affiliates and sublicensees) (i) obtaining and maintaining Regulatory Approvals for, and conducting business development with respect to, ITO and Products outside the Equillium Territory, and (ii) complying with applicable pharmacovigilance and other regulatory requirements with respect to ITO and Products outside the Equillium Territory. Equillium shall, promptly upon Biocon’s request, file with the applicable Regulatory Authority(ies) such letters of access or reference as may be necessary to accomplish the intent of this Section 4.6(a).

(b) Biocon hereby grants to Equillium the right to access and reference all Regulatory Filings submitted to, and Regulatory Approvals obtained from, any Regulatory Authority in the Biocon Territory by Biocon for Products and to use the data, including but not limited to any non-clinical and clinical data, therein; in each case, solely for the purposes of (i) obtaining and maintaining Regulatory Approvals for Products in the Field in the Equillium Territory, and (ii) complying with applicable pharmacovigilance and other regulatory requirements with respect to such Products in the Equillium Territory. Biocon shall, promptly upon Equillium’s request, file with the applicable Regulatory Authority(ies) such letters of access or reference as may be necessary to accomplish the intent of this Section 4.6(b).

4.7 Safety Data Exchange. Each party shall be solely responsible, at its own expense, for complying with all applicable regulatory requirements with respect to Products in such party’s Territory, including all safety reporting to Regulatory Authorities in such party’s Territory. The parties shall, promptly upon reasonable request by either party, negotiate in good faith and enter into a pharmacovigilance/safety data exchange agreement for Products (the “PV Agreement”), which shall set forth standard operating procedures governing the collection, investigation, reporting, and exchange of information concerning adverse drug reactions/experiences. The terms of the PV Agreement shall be sufficient to permit each party to comply with its regulatory and legal requirements for the management and reporting of safety data regarding such Products by providing for the exchange of relevant information in appropriate format within applicable timeframes.

4.8 Diligence.

(a) General Diligence Obligation. Equillium (directly or through its Affiliates or Sublicensees) shall use Commercially Reasonable Efforts to develop and seek Regulatory Approval for, and, if Regulatory Approval is obtained, to commercialize Product in the Field in the Equillium Territory. In addition, Equillium shall use Commercially Reasonable Efforts to secure funding for the development of Product in two or more Indications.

(b) Specific Diligence Requirements. Notwithstanding the generality of Section 4.8(a), the following shall be considered, without limitation, to represent a failure of Equillium to comply with Section 4.8(a):

(i) If, following Stage 2 Study Completion, Equillium fails either (A) within two (2) years to dose the first patient in a PoC Study, and/or (B) to use Commercially Reasonable Efforts to pursue clinical development of Product in at least one Indication for any continuous period greater than three (3) years (subject to extension as described below), Biocon shall have the right to terminate this Agreement in accordance with Section 10.2(b), subject to Section 10.2(c). The two-year and three-year periods in (A) and (B) above shall be extended to the extent of any delays directly attributable to events beyond the reasonable control of Equillium. By way of example and not of limitation, for purposes of this Section 4.8(b)(i), “events beyond the reasonable control of Equillium” include Biocon’s failure to supply Product in accordance with the Clinical Supply Agreement (except to the extent directly attributable to Equillium’s failure to comply with its obligations under the Clinical Supply Agreement), imposition of a clinical hold, Biocon’s failure or delay in performing its obligations under Article 4 that are a prerequisite for Equillium’s clinical development of Product, or delays in receiving required OFAC license(s). However, the foregoing two-year period in (A) and three-year period in (B) above shall not be extended by more than one (1) year in each case by reason of any and all events beyond the reasonable control of Equillium, unless, and only to the extent that, any such delay beyond three (3) years (in the case of (A)) and four (4) years (in the case of (B)) is directly attributable to Biocon’s failure to supply Product in accordance with the Clinical Supply Agreement (except to the extent directly attributable to Equillium’s failure to comply with its obligations thereunder) or Biocon’s failure or delay in performing its obligations under Article 4 that are a prerequisite for Equillium’s clinical development of Product. This Section 4.8(b)(i) and Biocon’s rights hereunder shall automatically terminate and be of no further force or effect upon First US Approval.

(ii) If Equillium has not completed one PoC Study of Product in an Indication that is not an Orphan Indication by the seventh (7th) anniversary of Stage 2 Study Completion (subject to extension as described below), then the Field (if previously expanded pursuant to Section 2.3) shall automatically be restricted to mean the treatment, prevention and/or diagnosis of Orphan Indications for the remainder of the Term. The foregoing seven-year period shall be extended to the extent of any delays directly attributable to events beyond the reasonable control of Equillium (as described in Section 4.8(b)(i)); provided, however, that the foregoing seven-year period shall not be extended by more than one (1) year by reason of any and all events beyond the reasonable control of Equillium, unless, and only to the extent that, any such delay beyond eight (8) years is directly attributable to Biocon’s failure to supply Product in accordance with the Clinical Supply Agreement (except to the extent directly attributable to Equillium’s failure to comply with its obligations thereunder) or Biocon’s failure or delay in performing its obligations under Article 4 that are a prerequisite for Equillium’s clinical development of Product.

5. FINANCIAL TERMS

5.1 Upfront Equity Issuance. On the Effective Date, and subject to the execution and delivery by Biocon of the Stock Purchase Agreement and the Related Agreements, Equillium shall issue to Biocon the number of shares of Equillium common stock that represents 19.5% of the outstanding shares of Equillium common stock immediately after such issuance, in accordance with the Stock Purchase Agreement.

5.2 Approval and First Commercial Sale Milestone Payments. Within [ …***…] of the first achievement of each of the milestone events set forth in the table below by the first Product to achieve such milestone event, Equillium shall provide Biocon with written notice of such achievement and shall pay to Biocon the corresponding one-time, non-refundable, non-creditable milestone payment set forth below:

Milestone Event	Milestone Payment

First FDA approval of US NDA for Product for first Indication	$[…***…]

First FDA approval of US NDA for Product for second Indication	$[…***…]

First FDA approval of US NDA for Product for third Indication	$[…***…]

First Commercial Sale of Product in the Equillium Territory	$[…***…]

Each of the foregoing milestone payments shall be payable only one time, for the first achievement of the applicable milestone event.

5.3 Net Sales Milestone Payments. Within […***…] of the end of the first calendar year in which each of the milestone events set forth in the table below is achieved, Equillium shall provide Biocon with written notice of such achievement and shall pay to Biocon the corresponding one-time, non-refundable, non-creditable milestone payment set forth below:

Milestone Event	Milestone Payment

First calendar year in which aggregate annual Net Sales of Products in the Equillium Territory exceed $[…***…]	$[…***…]

First calendar year in which aggregate annual Net Sales of Products in the Equillium Territory exceed $[…***…]	$[…***…]

First calendar year in which aggregate annual Net Sales of Products in the Equillium Territory exceed $[…***…]	$[…***…]

First calendar year in which aggregate annual Net Sales of Products in the Equillium Territory exceed $[…***…]	$[…***…]

Each of the foregoing milestone payments shall be payable only one time, for the first achievement of the applicable milestone event. Notwithstanding the foregoing, if more than one of the foregoing milestone events is achieved in a single calendar year, Equillium shall pay all such milestone payments corresponding to the milestone events achieved within […***…] of the end of such calendar year.

5.4 Royalties.

(a) Royalties Payable by Equillium. Equillium shall pay to Biocon royalties on tiers of aggregate annual Net Sales of Products by Equillium and its Affiliates and Sublicensees in the Equillium Territory in each calendar year at the applicable rate(s) set forth below:

Tiers of Aggregate Annual Net Sales in Equillium Territory	Royalty Rate

That portion of aggregate annual Net Sales of Products in the Equillium Territory in a calendar year that is less than or equal to $[…***…]	[…***…]%

That portion of aggregate annual Net Sales of Products in the Equillium Territory in a calendar year that is greater than $[…***…] and less than or equal to $[…***…]	[…***…]%

That portion of aggregate annual Net Sales of Products in the Equillium Territory in a calendar year that is greater than $[…***…] and less than or equal to $[…***…]	[…***…]%

That portion of aggregate annual Net Sales of Products in the Equillium Territory in a calendar year that is greater than $[…***…]	[…***…]%

(b) Royalties Payable by Biocon. Biocon shall pay to Equillium royalties on tiers of aggregate annual Net Sales of Supported Products by Biocon and its Affiliates and Sublicensees in the Biocon Territory in each calendar year at the applicable rate(s) set forth below:

Tiers of Aggregate Annual Net Sales in Biocon Territory	Royalty Rate

That portion of aggregate annual Net Sales of Supported Products in the Biocon Territory in a calendar year that is less than or equal to $[…***…]	[…***…]%

That portion of aggregate annual Net Sales of Supported Products in the Biocon Territory in a calendar year that is greater than $[…***…] and less than or equal to $[…***…]	[…***…]%

That portion of aggregate annual Net Sales of Supported Products in the Biocon Territory in a calendar year that is greater than $[…***…] and less than or equal to $[…***…]	[…***…]%

That portion of aggregate annual Net Sales of Supported Products in the Biocon Territory in a calendar year that is greater than $[…***…]	[…***…]%

5.5 Royalty Term.

(a) Equillium Royalties. Royalties under Section 5.4(a) shall be payable on a Product-by-Product and country-by-country basis in the Equillium Territory from First Commercial Sale of a Product in a country until the latest of (i) 10 years from First Commercial Sale of such Product in such country, (ii) expiration of all Regulatory Exclusivity for such Product in such country and (iii) expiration of the last-to-expire Valid Claim of the Biocon Patents covering the manufacture, use or sale of such Product in such country (the “Equillium Royalty Term”); provided, however, that during any portion of the Equillium Royalty Term for a Product in a country when there is no Valid Claim of the Biocon Patents covering the manufacture, use or sale of such Product in such country but such Product has Regulatory Exclusivity in such country, Equillium’s royalty payment obligations with respect to Net Sales of such Product in such country shall be reduced by […***…]%; and provided, further, that during any portion of the Equillium Royalty Term for a Product in a country when there is no Valid Claim of the Biocon Patents covering the manufacture, use or sale of such Product in such country and such Product has no Regulatory Exclusivity in such country, Equillium’s royalty payment obligations with respect to Net Sales of such Product in such country shall be reduced by […***…]%. On a Product-by-Product and country-by-country basis, upon expiration of the Equillium Royalty Term with respect to a Product in a country, the Equillium License with respect to such Product in such country shall become royalty-free, fully-paid, irrevocable and perpetual.

(b) Biocon Royalties. Royalties under this Section 5.4(b) shall be payable only with respect to sales of a Product that is a Supported Product in the country of sale. Subject to the previous sentence, royalties under this Section 5.4(b) shall be payable on a Product-by-Product and country-by-country basis in the Biocon Territory from First Commercial Sale of a Product in a country until the latest of (i) 10 years from First Commercial Sale of such Product in such country, (ii) expiration of all Regulatory Exclusivity for such Product in such country and (iii) expiration of the last-to-expire Valid Claim of the Equillium Patents covering the manufacture, use or sale of such Product in such country (the “Biocon Royalty Term”); provided, however, that during any portion of the Biocon Royalty Term for a Product in a country when there is no Valid Claim of the Equillium Patents covering the manufacture, use or sale of such Product in such country but such Product has Regulatory Exclusivity in such country, Biocon’s royalty payment obligations with respect to Net Sales of such Product in such country shall be reduced by […***…]%; and provided, further, that during any portion of the Biocon Royalty Term for a Product in a country when there is no Valid Claim of the Equillium Patents covering the manufacture, use or sale of such Product in such country and such Product has no Regulatory Exclusivity in such country, Biocon’s royalty payment obligations with respect to Net Sales of such Product in such country shall be reduced by […***…]%. On a Product-by-Product and country-by-country basis, upon expiration of the Biocon Royalty Term with respect to a Product in a country, the Biocon License with respect to such Product in such country shall become royalty-free, fully-paid, irrevocable and perpetual.

5.6 Third Party Licenses. In the event that Equillium (or its Affiliate or Sublicensee, as applicable) is required to obtain one or more Third Party Licenses reasonably necessary for the manufacture, use or sale of a Product in a country, […***…]% of the royalties actually paid under such Third Party Licenses by Equillium (or by such Affiliate or Sublicensee, as applicable) for sale of such Product in such country for a calendar quarter will be creditable against the royalty payments payable by Equillium to Biocon with respect to Net Sales of such Product in such country; provided, however, that in no event will the royalties owed by Equillium to Biocon hereunder with respect to Net Sales of such Product for such calendar quarter be reduced by more than […***…]%; and provided, further, that Equillium will not be entitled to credit any portion of royalties paid by Equillium or its Affiliate or Sublicensee to Third Parties with respect to any Other Active in any Combination Product.

5.7 Generic Competition. On a Product-by-Product and country-by-country basis, if, during the Royalty Term for a Product in a country within a party’s Territory, one or more Generic Versions of such Product account for […***…]% or more of aggregate unit sales of such Product and such Generic Version(s) in such country in a calendar quarter, as determined by reference to applicable sales data obtained from a reputable independent source (e.g., IMS Health), then for the remainder of the Royalty Term for such Product in such country, such party’s royalty payment obligations with respect to Net Sales of such Product in such country shall be reduced by […***…]%.

5.8 Limitation on Royalty Reductions. In no event shall the royalties payable by one party to the other party under Section 5.4 with respect to Net Sales of Products be reduced by more than an aggregate of […***…] percent ([…***…]%) in any calendar quarter as a result of any and all reductions or offsets pursuant to Section 5.6 and Section 5.7 in the aggregate.

6. PAYMENTS; RECORDS; AUDITS

6.1 Payment; Reports. Royalties under Section 5.4 shall be calculated and reported for each calendar quarter during the Royalty Term and shall be paid within […***…] after the end of the calendar quarter. Each such payment shall be accompanied or preceded by a report of Net Sales and royalties in sufficient detail to permit confirmation of the accuracy of the payment made, including gross sales and Net Sales of Products on a Product-by-Product and country-by-country basis, details of any royalty credits taken pursuant to Section 5.6 on a Third Party Patent License-by-Third Party Patent License basis, any applicable adjustments made pursuant to Section 5.7, the amounts payable, and the exchange rates used.

6.2 Exchange Rate; Manner and Place of Payment. All payment amounts in this Agreement are expressed in U.S. dollars, and all payments hereunder shall be payable in U.S. dollars. When conversion of payments from any foreign currency is required, such conversion shall be calculated at the rate of exchange for such currency used throughout the accounting system in conformity with Accounting Standards of the party obligated to make such payment for financial reporting purposes for the calendar quarter for which payment is due. All payments owed by one party (the “Paying Party”) to the other party (the “Payee”) under this Agreement shall be made by wire transfer in immediately available funds to the bank and account designated in writing by the Payee.

6.3 Income Tax Withholding. The Payee will pay any and all taxes levied on account of any payment made to it under this Agreement. If any taxes are required to be withheld by the Paying Party from any payment made to the Payee under this Agreement, the Paying Party shall (a) deduct such taxes from the payment made to the Payee, (b) timely pay the taxes to the proper taxing authority, (c) send proof of payment to the Payee within 30 days following such payment, and (d) cooperate with the Payee in any lawful way reasonably requested by the Payee, to obtain available reductions, credits or refunds of such taxes. Without limiting the generality of the foregoing, upon request by the Payee, the Paying Party shall provide the Payee such information in the Paying Party’s possession as may be reasonably necessary for the Payee to obtain the benefit of any present or future treaty against double taxation which may apply to payments made to the Payee under this Agreement.

6.4 Audits. Each party shall keep (and shall cause its Affiliates and Sublicensees to keep) complete and accurate records pertaining to the sale or other disposition of Products in sufficient detail to permit the other party to confirm the accuracy of all Net Sales-based milestone payments (if applicable) due under Section 5.3 (if applicable) and royalties due under Section 5.4, for at least […***…] following the end of the calendar year to which they pertain. Each party shall have the right, once annually, to cause an independent, certified public accountant of international standing and reasonably acceptable to the other party (the “Audited Party”) to audit such records solely to confirm Net Sales, Net Sales-based milestone payments (if applicable) and royalties for a period covering not more than the preceding […***…]. No calendar year shall be subject to audit under this section more than once. Such audits may be exercised during normal business hours upon at least […***…] prior written notice to the Audited Party in the location where the records are maintained. The auditor will execute a reasonable written confidentiality agreement with the Audited Party and will disclose to the other party only such information as is reasonably necessary to provide the other party with information regarding any actual or potential discrepancies between amounts reported and actually paid and amounts payable under this Agreement. The auditor will send a copy of the report to the Audited Party at the same time it is sent to the other party. The report sent to both parties will include the methodology and calculations used to determine the results. Prompt adjustments shall be made by the parties to reflect the results of such audit. The party exercising its audit right under this Section shall bear the full cost of such audit unless such audit discloses an underpayment by the Audited Party of more than […***…]% of the amount due for any calendar year under this Agreement, in which case, the Audited Party shall bear the cost of such audit which cost shall not exceed […***…] percent ([…***…]%) of the underpayment and shall promptly remit to the other party the amount of any underpayment. If such audit discloses an overpayment by the Audited Party, then the Audited Party will deduct the amount of such overpayment from amounts otherwise owed to the other party under this Agreement.

6.5 Late Payments. In the event that any payment due under this Agreement is not made when due, the payment shall accrue interest at a rate per annum that is […***…] basis points (i.e., […***…] percentage points) above the then-current prime rate quoted by Citibank in New York City for the period from the due date for payment until the date of actual payment; provided, however, that in no event shall such rate exceed the maximum legal annual interest rate. The payment of such interest shall not limit the party entitled to payment from exercising any other rights it may have as a consequence of the lateness of any payment.

7. INTELLECTUAL PROPERTY

7.1 Ownership of Inventions. Inventorship of Inventions shall be determined in accordance with the rules of inventorship under U.S. patent laws. Biocon shall solely own all Biocon Inventions. Equillium shall solely own all Equillium Inventions. The parties shall jointly own all Joint Inventions. Subject to the terms and conditions of this Agreement, and except to the extent that a party has granted the other party an exclusive license under such party’s joint ownership interest in Joint Inventions and Joint Patents, each party shall have the right to practice, and to grant licenses under, such party’s own joint ownership interest in Joint Inventions and Joint Patents without the other party’s consent, and shall have no duty to account to the other party for such practice or license, and each party hereby waives any right it may have under the laws of any country to require such consent or accounting.

7.2 JIPC. Within […***…] after the Effective Date, the parties shall form a Joint Intellectual Property Committee (the “JIPC”) composed of at least one qualified representative designated by each Party, with the primary objective of defining and supporting patent filing and prosecution strategies to enhance the protection and value of ITO, Product and Inventions in the Equillium Territory. The JIPC shall develop and mutually agree in good faith on patent filing, prosecution, maintenance and defense strategy for Patent Rights claiming Inventions in the Equillium Territory. If the JIPC is unable to reach unanimous agreement on any matter relating to patent filing, prosecution, maintenance and defense strategy for Patent Rights claiming Inventions in the Equillium

Territory, such matter will be referred to the JSC for resolution, provided that Biocon shall have final decision-making authority with respect to Patent Rights claiming Biocon Inventions in the Equillium Territory.

7.3 Prosecution and Maintenance. For purposes of this Section 7.3, the terms “prosecution” and “maintenance” (including variations such as “prosecute” and “maintain”) shall mean, with respect to a Patent Right, the preparation, filing, prosecution and maintenance (including payment of any patent annuity fees) of such Patent Right, as well as re-examinations, reissues, appeals, post grant reviews (PGR), inter partes reviews (IPR) and requests for patent term adjustments and patent term extensions with respect to such Patent Right, together with the initiation or defense of interferences, oppositions and other similar proceedings with respect to the particular Patent Right, and any appeals therefrom. For clarification, “prosecution” and “maintenance” (including variations such as “prosecute” and “maintain”) shall not include any other enforcement actions taken with respect to a Patent Right.

(a) Biocon Patents. The rights and obligations of the parties set forth in this this Agreement, including this Article 7, with respect to Biocon Patents that are […***…] Patents shall be subject to […***…]’s rights and Biocon’s obligations under the […***…] Agreement.

(i) Equillium Territory. Equillium shall have the first right, but not the obligation, to prosecute and maintain any Biocon Patents in the Equillium Territory, in Biocon’s name and at Equillium’s sole cost and expense using counsel reasonably acceptable to Biocon. Equillium shall consult with Biocon as to the prosecution and maintenance of Biocon Patents in the Equillium Territory reasonably prior to any deadline or action with any patent office, and shall furnish to Biocon copies of all relevant drafts and documents reasonably in advance of such consultation. Equillium shall keep Biocon reasonably informed of progress with regard to the prosecution and maintenance of Biocon Patents in the Equillium Territory and shall provide to Biocon copies of all material patent office submissions within a reasonable amount of time following submission thereof by Equillium. Equillium shall consider the comments of Biocon in good faith. If Equillium desires to abandon or cease prosecution or maintenance of any Biocon Patent in any country of the Equillium Territory, Equillium shall provide written notice to Biocon of such intention promptly after Equillium makes such determination (which notice shall be given no later than 45 days prior to the next deadline for any action that must be taken with respect to such Biocon Patent in the relevant patent office), and Biocon shall have the right, but not the obligation, to assume responsibility for prosecution and maintenance of such Biocon Patent at its sole cost and expense. If Biocon continues prosecuting and maintaining such Biocon Patent in such country following abandonment or cessation of prosecution or maintenance by Equillium, such Biocon Patent in such country shall be excluded from the Equillium License, and all rights to such Biocon Patent in such country shall terminate and revert to Biocon.

(ii) Biocon Territory. Biocon shall have the sole right, but not the obligation, to prosecute and maintain the Biocon Patents in the Biocon Territory, at its sole cost and expense.

(b) Equillium Patents.

(i) Equillium Territory. Equillium shall have the sole right, but not the obligation, to prosecute and maintain the Equillium Patents in the Equillium Territory, at its sole cost and expense.

(ii) Biocon Territory. Biocon shall have the first right, but not the obligation, to prosecute and maintain any Equillium Patents in the Biocon Territory, in Equillium’s name and at Biocon’s sole cost and expense using counsel reasonably acceptable to Equillium. Biocon shall consult with Equillium as to the prosecution and maintenance of Equillium Patents in the Biocon Territory reasonably prior to any deadline or action with any patent office, and shall furnish to Equillium copies of all relevant drafts and documents reasonably in advance of such consultation. Biocon shall keep Equillium reasonably informed of progress with regard to the prosecution and maintenance of Equillium Patents in the Biocon Territory and shall provide to Equillium copies of all material patent office submissions within a reasonable amount of time following submission thereof by Equillium. Biocon shall consider the comments of Equillium in good faith. If Biocon desires to abandon or cease prosecution or maintenance of any Equillium Patent in any country of the Biocon Territory, Biocon shall provide written notice to Equillium of such intention promptly after Biocon makes such determination (which notice shall be given no later than 45 days prior to the next deadline for any action that must be taken with respect to such Equillium Patent in the relevant patent office), and Equillium shall have the right, but not the obligation, to assume responsibility for prosecution and maintenance of such Equillium Patent at its sole cost and expense. If Equillium continues prosecuting and maintaining such Equillium Patent in such country following abandonment or cessation of prosecution or maintenance by Biocon, such Equillium Patent in such country shall be excluded from the Equillium License, and all rights to such Equillium Patent in such country shall terminate and revert to Equillium.

(c) Joint Patents.

(i) Equillium Territory. Equillium shall have the first right, but not the obligation, to prosecute and maintain Joint Patents in the Equillium Territory, at its sole cost and expense and by counsel of its own choice.

(ii) Biocon Territory. Biocon shall have the first right, but not the obligation, to prosecute and maintain Joint Patents in the Biocon Territory, at its sole cost and expense and by counsel of its own choice.

(iii) Responsible Party. Each party shall keep the other party reasonably informed of progress with regard to the prosecution and maintenance of Joint Patents for which such party (the “Responsible Party”) is responsible under Section 7.3(c)(i) or Section 7.3(c)(ii), and shall consult with, and consider in good faith the requests and suggestions of, the other party. In the event that the Responsible Party desires not to file, or desires to abandon or cease prosecution or maintenance of, any Joint Patent in any country of such party’s Territory, the Responsible Party shall provide written notice to the other party of such intention promptly after the Responsible Party makes such determination (which notice shall be given no later than 45 days prior to the next deadline for any action that must be taken with respect to such Joint Patent in the relevant patent office). In such case, at the other party’s sole discretion, upon written notice to the Responsible Party from the other party, the other party may elect to continue prosecution or maintenance of any such Joint Patent, at its sole cost and expense and by counsel of its own choice.

7.4 Cooperation of the Parties. Each party agrees to cooperate fully in the prosecution and maintenance of Patent Rights under Section 7.3. Such cooperation includes, but is not limited to: (a) executing all papers and instruments, or requiring its employees or contractors, to execute such papers and instruments, so as to effectuate the ownership of Inventions set forth in Section 7.1, and Patent Rights claiming or disclosing such Inventions, and to enable the other party to apply for and to prosecute patent applications in any country as permitted by Section 7.3; and (b) promptly informing the other party of any matters coming to such party’s attention that may affect the prosecution or maintenance of any such Patent Rights, including by providing copies of all substantive office actions or any other substantive documents that such party receives from any patent office, including notice of any reexamination, reissue, appeal, post grant review (PGR), inter partes review (IPR), interference, opposition or other similar proceeding.

7.5 Enforcement and Defense of Patent Rights. Each party shall notify the other party in writing within 14 days (except as expressly set forth below) of becoming aware of any alleged or threatened infringement by a Third Party of any of the Biocon Patents or Joint Patents (“Infringement”), including (x) any such alleged or threatened Infringement on account of a Third Party’s manufacture, use or sale of ITO or Product, (y) any certification filed in the United States under 21 U.S.C. §355(b)(2) or 21 U.S.C. §355(j)(2) or similar provisions in other jurisdictions in connection with an ANDA (an Abbreviated New Drug Application in the United States or a comparable application for Regulatory Approval under Applicable Law in any country other than the United States) or other NDA for a Product (a “Patent Certification”), and (z) any declaratory judgment action filed by a Third Party that is developing, manufacturing or commercializing ITO or Product alleging the invalidity, unenforceability or non-infringement of any of the Biocon Patents or Joint Patents ((x)-(z), collectively, “Competitive Infringement”); provided, however, that each party shall notify the other party of any Patent Certification regarding any Biocon Patent or Joint Patent that it receives, and provide the other party with a copy thereof, within […***…] days of receipt.

(a) Biocon Patents. The rights and obligations of the parties set forth in this Section 7.5(a) with respect to Biocon Patents that are […***…] Patents shall be subject to […***…]’s rights and Biocon’s obligations under the […***…] Agreement.

(i) Equillium Territory. Equillium shall have the first right, but not the obligation, to bring (or defend) and control any action or proceeding with respect to Competitive Infringement of a Biocon Patent in the Equillium Territory, at Equillium’s own expense and by counsel of its own choice, and Biocon shall have the right to be represented in any such action or proceeding, at Biocon’s own expense (subject to Section 7.5(d)) and by counsel of its own choice. If Equillium fails to bring any such action or proceeding with respect to Competitive Infringement of any Biocon Patent in the Equillium Territory within […***…] following the notice of alleged Competitive Infringement, Biocon shall have the right to bring (or defend) and control any such action at its own expense and by counsel of its own choice, and Equillium shall have the right, at its own expense (subject to Section 7.5(d)), to be represented in any such action by counsel of its own choice.

(ii) Biocon Territory. Biocon shall have the sole right, in its discretion, to bring (or defend) and control any action or proceeding with respect to Competitive Infringement of a Biocon Patent in the Biocon Territory, at Biocon’s own expense and by counsel of its own choice, and Equillium shall have no rights in connection therewith.

(b) Equillium Patents.

(i) Equillium Territory. Equillium shall have the sole right, in its discretion, to bring (or defend) and control any action or proceeding with respect to Competitive Infringement of an Equillium Patent in the Equillium Territory, at Equillium’s own expense and by counsel of its own choice, and Biocon shall have no rights in connection therewith.

(ii) Biocon Territory. Biocon shall have the first right, but not the obligation, to bring (or defend) and control any action or proceeding with respect to Competitive Infringement of an Equillium Patent in the Biocon Territory, at Biocon’s own expense and by counsel of its own choice, and Equillium shall have the right to be represented in any such action or proceeding, at

Equillium’s own expense (subject to Section 7.5(d)) and by counsel of its own choice. If Biocon fails to bring any such action or proceeding with respect to Competitive Infringement of any Equillium Patent in the Biocon Territory within […***…] following the notice of alleged Competitive Infringement, Equillium shall have the right to bring (or defend) and control any such action at its own expense and by counsel of its own choice, and Biocon shall have the right, at its own expense (subject to Section 7.5(d)), to be represented in any such action by counsel of its own choice.

(c) Joint Patents.

(i) Competitive Infringement.

(1) Equillium Territory. Equillium shall have the first right, but not the obligation, to bring (or defend) and control any action or proceeding with respect to Competitive Infringement of any Joint Patent in the Equillium Territory, at its own expense and by counsel of its own choice, and Biocon shall have the right, at its own expense (subject to Section 7.5(d)), to be represented in any such action by counsel of its own choice. If Equillium fails to bring any such action or proceeding with respect to Competitive Infringement of any Joint Patent in the Equillium Territory within [ …***…] following the notice of alleged infringement, Biocon shall have the right to bring (or defend) and control any such action at its own expense and by counsel of its own choice, and Equillium shall have the right, at its own expense (subject to Section 7.5(d)), to be represented in any such action by counsel of its own choice; provided, however, that if the applicable Competitive Infringement is the result of a party’s receipt of a Patent Certification with respect to a Joint Patent in the Equillium Territory, Equillium shall notify Biocon of Equillium’s decision to bring (or defend) and control any action or proceeding within 10 days of Equillium’s receipt of such Patent Certification with respect to such Joint Patent, after which time Biocon shall have the right to bring (or defend) and prosecute such action, and Equillium shall have the right, at its own expense (subject to Section 7.5(d)), to be represented in any such action by counsel of its own choice.

(2) Biocon Territory. Biocon shall have the first right, but not the obligation, to bring (or defend) and control any action or proceeding with respect to Competitive Infringement of any Joint Patent in the Biocon Territory, at its own expense and by counsel of its own choice, and Equillium shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. If Biocon fails to bring any such action or proceeding with respect to Competitive Infringement of any Joint Patent in the Biocon Territory within […***…] following the notice of alleged infringement, Equillium shall have the right to bring (or defend) and control any such action at its own expense and by counsel of its own choice, and Biocon shall have the right, at its own expense, to be represented in any such action by counsel of its own choice; provided, however, that if the applicable Competitive Infringement is the result of a party’s receipt of a Patent Certification with respect to a Joint Patent in the Biocon Territory, Biocon shall notify Equillium of Biocon’s decision to bring (or defend) and control any action or proceeding within 10 days of Biocon’s receipt of such Patent Certification with respect to such Biocon Patent, after which time Equillium shall have the right to bring (or defend) and prosecute such action, and Biocon shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.

(ii) Other Infringement. The parties shall mutually agree on a case-by-case basis (A) whether to bring (or defend) and control any action or proceeding with respect to Infringement of any Joint Patent anywhere in the world to the extent the Infringement is not Competitive Infringement, (B) which party would bring (or defend) and control such action, and (C) how the expenses of, and any recovery from, any such action would be allocated.

(d) Cooperation. In the event a party brings (or defends) an infringement action in accordance with this Section 7.5, or in the event a party is entitled to bring (or defend) an infringement action in accordance with this Section 7.5 but lacks standing to do so, the other party shall cooperate fully, including, if required to bring (or defend) such action, the furnishing of a power of attorney or being named as a party, provided that the party bringing (or defending) or entitled to bring (or defend) such action shall pay or reimburse the reasonable out-of-pocket costs incurred by the other party in providing such cooperation. Neither party shall enter into any settlement or compromise of any action under this Section 7.5 which would in any manner alter, diminish, or be in derogation of the other party’s rights under this Agreement without the prior written consent of such other party, which shall not be unreasonably withheld.

(e) Recovery. Except as otherwise agreed by the parties in connection with a cost-sharing arrangement, any recovery realized by a party as a result of any action or proceeding pursuant to this Section 7.5, whether by way of settlement or otherwise, shall be applied first to reimburse the parties’ documented out-of-pocket legal expenses incurred in connection with such action or proceeding (which amounts will be allocated pro rata if insufficient to cover the totality of such expenses), and any remaining amounts shall be […***…]; provided, however, that:

(i) any recovery realized by Equillium as a result of any action brought (or defended) and controlled by Equillium pursuant to Section 7.5(a)(i) or Section 7.5(c)(i)(1) (after reimbursement of the parties’ documented out-of-pocket legal expenses relating to the action or proceeding) shall be allocated as follows:

(1) compensatory damages shall be treated as […***…]; and

(2) non-compensatory damages shall be […***…]; and

(ii) any recovery realized by Biocon as a result of any action brought and controlled by Biocon pursuant to Section 7.3(b)(ii) or Section 7.5(c)(i)(2) (after reimbursement of the parties’ documented out-of-pocket legal expenses relating to the action or proceeding) shall be allocated as follows:

(1) compensatory damages attributable to lost sales or lost profits, or a reasonable royalty, with respect to Supported Products shall be treated as […***…];

(2) all compensatory damages other than those described in Section 7.5(e)(ii)(1) shall […***…]; and

(3) non-compensatory damages shall be […***…].

7.6 Infringement of Third Party Rights. Each party shall promptly notify the other in writing of any allegation by a Third Party that the activity of either party pursuant to this Agreement infringes or may infringe the intellectual property rights of such Third Party, provided that in the event such Third Party also alleges the invalidity, unenforceability or non-infringement of any of the Biocon Patents or Joint Patents, such allegation or claim shall be handled as a Competitive Infringement. Neither party shall have the right to settle any patent infringement litigation under this Section 7.6 in a manner that diminishes the rights or interests of the other party without the written consent of such other party (which shall not be unreasonably withheld).

8. CONFIDENTIALITY

8.1 Confidential Information. Except to the extent expressly authorized by this Agreement, each party agrees that, during the Term, and for five years thereafter, such party (the “Receiving Party”) shall keep confidential, and shall not publish or otherwise disclose and shall not use for any purpose other than as expressly provided for in this Agreement, any Information furnished to it by the other party (the “Disclosing Party”) pursuant to this Agreement or any Confidentiality Agreement (collectively, “Confidential Information”). The Receiving Party may use Confidential Information only to the extent required to accomplish the purposes of this Agreement. The Receiving Party shall use at least the same standard of care as it uses to protect proprietary or confidential information of its own (but in no event less than reasonable care) to ensure that its, and its Affiliates’, employees, agents, consultants and other representatives (“Representatives”) do not disclose or make any unauthorized use of the Confidential Information. The Receiving Party shall promptly notify the Disclosing Party upon discovery of any unauthorized use or unauthorized disclosure of the Disclosing Party’s Confidential Information.

8.2 Exceptions. Confidential Information shall not include any information which the Receiving Party can prove by competent evidence: (a) is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party in violation of this Article 8, generally known or available; (b) is known by the Receiving Party or any of its Affiliates at the time of receiving such information, as evidenced by its records; (c) is hereafter furnished to the Receiving Party or any of its Affiliates by a Third Party, as a matter of right and without restriction on disclosure; or (d) is independently discovered or developed by the Receiving Party or any of its Affiliates, independently of the activities undertaken by the Receiving Party pursuant to this Agreement and without the use or knowledge of Confidential Information of the Disclosing Party.

8.3 Authorized Disclosure. Notwithstanding the provisions of Section 8.1, the Receiving Party may disclose Confidential Information of the Disclosing Party as expressly permitted by this Agreement, or if and to the extent such disclosure is reasonably necessary in the following instances:

(a) filing or prosecuting Patent Rights as permitted by this Agreement;

(b) enforcing such party’s rights under this Agreement and in performing its obligations under this Agreement;

(c) prosecuting or defending litigation as permitted by this Agreement, subject to the final paragraph of this Section 8.3;

(d) complying with applicable court orders, applicable laws, rules or regulations, subject to the final paragraph of this Section 8.3;

(e) as determined in the Receiving Party’s reasonable discretion, the listing rules of any exchange on which the Receiving Party’s securities are traded;

(f) disclosure in Regulatory Filings that the Receiving Party has the right to make under this Agreement;

(g) disclosure to the Receiving Party’s Affiliates, to actual or potential Sublicensees, and to the Receiving Party’s and its Affiliates’ Representatives who, in each case, have a need to know such information in order for the Receiving Party to exercise its rights or fulfill its obligations under this Agreement, provided, in each case, that any such Affiliate, actual or potential Sublicensee, or Representative agrees to be bound by terms of confidentiality and non-use at least as restrictive as those set forth in this Article 8; and

(h) disclosure to Third Parties in connection with due diligence or similar investigations by such Third Parties, and disclosures to potential Third Party investors in confidential financing documents, provided, in each case, that any such Third Party agrees to be bound by reasonable obligations of confidentiality and non-use.

Notwithstanding the foregoing, in the event the Receiving Party is required to make a disclosure of the Disclosing Party’s Confidential Information pursuant to Section 8.3(c) or 8.3(d), it will, except where impracticable, (i) give reasonable advance notice to the Disclosing Party of such disclosure, (ii) use efforts to secure confidential treatment of such information at least as diligent as the Receiving Party would use to protect its own confidential information, but in no event less than reasonable efforts, and (iii) cooperate with any efforts by the Disclosing Party, at the Disclosing Party’s request and expense, to secure confidential treatment of such Confidential Information. Disclosure by the Receiving Party of Confidential Information in accordance with any of the foregoing provisions of this Section 8.3 shall not, in and of itself, cause the information so disclosed to cease to be treated as Confidential Information under this Agreement, except to the extent that, by virtue of disclosure by the Receiving Party in full compliance with this Section 8.3, such information becomes generally known or available.

8.4 Publications. Each party and its Affiliates shall be free to publish, and to authorize Sublicensees to publish, the results of any preclinical study or clinical trial of a Product conducted by or on behalf of such party or its Affiliate or Sublicensee, provided that the other party has a reasonable opportunity not less than […***…] prior to the date of publication to review the proposed publication and provide comments. If such comments involve a redaction of Confidential Information of such reviewing party, the publishing party shall incorporate such comments. If such comments involve the identification of patentable material in such proposed publication, the publishing party shall delay publication for up to […***…] until the appropriate party seeks patent protection for such information. Any such publication shall acknowledge, as appropriate, the contribution of the other party, its employees, agents and representatives, or if appropriate.

8.5 Public Announcements.

(a) Press Releases. It is understood that each party may desire or be required to issue press releases relating to this Agreement or activities hereunder. Neither party may issue any press release without the prior review and approval of the other party during the first […***…] after the Effective Date. Notwithstanding the foregoing, each party shall be free to issue such subsequent press releases without the prior review or approval of the other party, that such party determines are reasonably necessary to comply with Applicable Laws, including disclosure requirements of the U.S. Securities and Exchange Commission or foreign counterpart, or with the requirements of any stock exchange on which securities issued by such party is traded. In addition, each party may make public statements regarding this Agreement in response to questions by the press, analysts, investors or those attending industry conferences or financial analyst calls, so long as the contents of any such public statement or press release do not reveal non-public information about the other party.

(b) Filing of this Agreement. The parties shall coordinate in advance with each other in connection with the filing of this Agreement (including redaction of certain provisions of this Agreement) with any securities authority or with any stock exchange on which securities issued by a party or its Affiliate are traded, and each party will use reasonable efforts to seek and obtain confidential treatment for the terms proposed to be redacted; provided that each party will ultimately retain control over what terms are disclosed to any securities authority or stock exchange, as the case may be, to the extent such party determines, on the advice of legal counsel, that disclosure is reasonably necessary to comply with Applicable Laws, including disclosure requirements of the U.S. Securities and Exchange Commission or foreign counterpart, or with the requirements of any stock exchange on which securities issued by a party or its Affiliates are traded, and provided further that the parties will use their reasonable efforts to file redacted versions with any governing bodies which are consistent with redacted versions previously filed with any other governing bodies.

9. REPRESENTATIONS AND WARRANTIES

9.1 Mutual Representations and Warranties. Each party represents and warrants to the other that, as of the Effective Date: (a) it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof; (b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate or partnership action; and (c) this Agreement is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound (including, with respect to Biocon, the […***…] Agreement), nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

9.2 Biocon Representations and Warranties. Biocon represents and warrants to Equillium that as of the Effective Date:

(a) Exhibit A attached hereto contains a true and complete list of the Biocon Patents existing on the Effective Date in the Equillium Territory. The Biocon Patents listed in Exhibit A include all of the Patent Rights Controlled by Biocon as of the Effective Date that claim or disclose ITO or Product, or the manufacture, use, sale, offer for sale or import of ITO or Product, in the Equillium Territory;

(b) Biocon (i) has the right to grant the Equillium License; and (ii) has not granted to any Third Party any license or other right with respect to ITO, Product or Biocon Technology that conflicts with the Equillium License and other rights granted to Equillium herein;

(c) other than the […***…] Agreement, there are no agreements in effect as of the Effective Date between Biocon and a Third Party under which rights with respect to the Biocon Technology are being licensed to Biocon;

(d) Biocon is the sole and exclusive owner of all right, title and interest in and to the Biocon Patents in existence on the Effective Date, other than the […***…] Patents;

(e) to Biocon’s actual knowledge, […***…] is the sole and exclusive owner of all right, title and interest in and to the […***…] Patents in existence on the Effective Date;

(f) to Biocon’s actual knowledge, the issued and unexpired claims included in the Biocon Patents existing as of the Effective Date are valid and enforceable;

(g) to Biocon’s actual knowledge, no reexamination, interference, invalidity, opposition, nullity or similar claim or proceeding is pending or threatened with respect to any Biocon Patent;

(h) Biocon has not received written notice from any Third Party claiming that the manufacture, use, sale, offer for sale or import of ITO or Product infringes or would infringe the patent or other intellectual property rights of any Third Party;

(i) there are no judgments or settlements against or owed by Biocon (or any of its Affiliates) with respect to the Biocon Technology, and Biocon is not a party to any legal action, suit or proceeding relating to the Biocon Technology, nor has Biocon received any written communication from any Third Party, including, without limitation, any Regulatory Authority or other government agency, threatening such action, suit or proceeding;

(j) the […***…] Agreement is legal, valid, enforceable and is in full force and effect, and Biocon has provided Equillium a true and complete copy of the […***…] Agreement, including any and all amendments thereto;

(k) Biocon is not in material violation of or material default under (nor does there exist any condition which upon the passage of time or the giving of notice or both, would reasonably be expected to cause such a material violation of or material default under or permit termination, modification or acceleration of) the […***…] Agreement;

(l) all tangible or recorded information and data provided by or on behalf of Biocon to Equillium related to ITO or Product on or before the Effective Date in contemplation of this Agreement was and is true, accurate and complete in all material respects, and Biocon has not failed to disclose, or failed to cause to be disclosed, any such information or data related to ITO or Product in its possession and Control that would cause the information and data that has been disclosed to be misleading in any material respect;

(m) neither Biocon nor any of its Affiliates has filed any Regulatory Filing for ITO or Product in the Equillium Territory;

(n) neither Biocon nor any of its Affiliates is debarred under the Act or comparable Applicable Laws outside of the United States; and

(o) neither Biocon nor any of its Affiliates has employed or otherwise used in any capacity, in connection with the development or manufacture of ITO or Product, the services of any person debarred or disqualified under United States law, including 21 U.S.C. §335a, or any foreign equivalent thereof.

9.3 Equillium Representations and Warranties. Equillium represents and warrants to Biocon that as of the Effective Date of this Agreement neither Equillium nor any of its Affiliates is debarred under the Act or comparable Applicable Laws outside of the United States.

9.4 Biocon Covenants. In addition to any covenants made by Biocon elsewhere in this Agreement, Biocon hereby covenants to Equillium as follows:

(a) during the Term, Biocon will not grant any Third Party any license or other right with respect to ITO, Product or Biocon Technology in derogation of the Equillium License or the rights granted to Equillium hereunder;

(b) Biocon will not terminate the […***…] Agreement;

(c) Biocon will not amend or waive, or take any action or omit to take any action that would alter, any of Biocon’s rights under the […***…] Agreement in any manner that would adversely affect Equillium’s rights under this Agreement; and

(d) Biocon shall promptly notify Equillium of the receipt or delivery of any notice of any default under, or any termination or amendment of, the […***…] Agreement.

9.5 Equillium Covenants. In addition to any covenants made by Equillium elsewhere in this Agreement, Equillium hereby covenants to Biocon that, during the Term, Equillium will not grant any Third Party any license or other right with respect to ITO, Product or Equillium Technology in derogation of the Biocon License or the rights granted to Biocon hereunder;

9.6 Mutual Covenants. In addition to any covenants made by it elsewhere in this Agreement, each party hereby covenants to the other party that:

(a) neither such party nor any of its Affiliates will employ or use the services of any Person who is debarred or disqualified under United States law, including 21 U.S.C. §335a, or any foreign equivalent thereof, in connection with activities relating to ITO or Product; and in the event that such party becomes aware of the debarment or disqualification or threatened debarment or threatened disqualification of any Person providing services to such party or any of its Affiliates with respect to any activities relating to ITO or Product, such party will immediately notify the other party in writing and such party will cease, or cause its Affiliate to cease (as applicable), employing, contracting with, or retaining any such Person to perform any services relating to ITO or Product;

(b) neither such party nor any of its Affiliates will, in connection with the exercise of such party’s rights or performance of its obligations under this Agreement, directly or indirectly through Third Parties, pay, promise or offer to pay, or authorize the payment of, any money or give any promise or offer to give, or authorize the giving of anything of value to a public official or entity or other Person for purpose of obtaining or retaining business for or with, or directing business to, any Person, including such party and its Affiliates, nor will such party or any of its Affiliates directly or indirectly promise, offer or provide any corrupt payment, gratuity, emolument, bribe, kickback, illicit gift or hospitality or other illegal or unethical benefit to a public official or entity or any other Person in connection with the exercise of such party’s rights or performance of such party’s obligations under this Agreement;

(c) neither such party nor any of its Affiliates (or any of their respective employees and contractors), in connection with the exercise of such party’s rights or performance of such party’s obligations under this Agreement, shall cause the other party to be in violation of Anti-Corruption Laws or Export Control Laws; and

(d) such party shall immediately notify the other party if such party has any information or suspicion that there may be a violation of Anti-Corruption Laws or Export Control Laws in connection with the exercise of such party’s rights or performance of such party’s obligations under this Agreement.

9.7 Performance by Affiliates and Contractors. The parties recognize that each party may perform some or all of its obligations or exercise some or all of its rights under this Agreement through one or more Affiliates or Third Party contractors; provided, in each case, that (a) none of the other party’s rights hereunder are diminished or otherwise adversely affected as a result of such delegation or contracting, and (b) each such Affiliate and Third Party contractor undertakes in writing obligations of confidentiality and non-use regarding Confidential Information and ownership of Inventions which are substantially the same as those undertaken by the parties pursuant to Article 8 and Section 7.1; and provided, further, that such party shall at all times be fully responsible for the performance and payment of such Affiliate or Third Party Contractor.

9.8 Disclaimer. Except as expressly set forth in this Agreement, THE TECHNOLOGY AND INTELLECTUAL PROPERTY RIGHTS PROVIDED BY EACH PARTY HEREUNDER ARE PROVIDED “AS IS.” Except as expressly set forth in this Agreement, EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF PATENTS, NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES.

9.9 Limitation of Liability. EXCEPT FOR LIABILITY FOR BREACH OF ARTICLE 8, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER; provided, however, that this Section 9.9 shall not be construed to limit either party’s indemnification obligations under Article 11.

10. TERM; TERMINATION

10.1 Term. The term of this Agreement (the “Term”) shall begin on the Effective Date and, unless earlier terminated in accordance with this Article 10, expire upon expiration of the last-to-expire Royalty Term for any and all Products and Supported Products.

10.2 Termination for Material Breach.

(a) Material Breach Other Than Breach of Equillium Diligence Obligations. Subject to Section 10.2(c), and except in the case of a material breach covered by Section 10.2(b), each party shall have the right, in the event of material breach of this Agreement by the other party, to terminate this Agreement upon written notice to the other party if such other party is in material breach of this Agreement and has not cured such breach within 90 days after notice from the terminating party requesting cure of the breach. Any such termination shall become effective at the end of such 90-day period unless the breaching party has cured such breach prior to the end of such period. Notwithstanding the foregoing or Section 10.4 to the contrary, but without limiting Biocon’s rights under Section 10.2(b), after initiation of the first Pivotal Trial of Product, Biocon may not terminate this Agreement pursuant to this Section 10.2(a), except in the case of uncured material breach by Equillium of its payment obligations hereunder or uncured material breach of Section 2.1, Section 2.4, Section 2.6, Section 4.3, Section 7.5, Section 8.1 or Section 9.6 but for clarity, Biocon may pursue any and all remedies that may be available to it at law or in equity as a result of such breach by Equillium.

(b) Material Breach of Equillium Diligence Obligation. If Biocon in good faith believes that Equillium has failed to comply with its obligations under Section 4.8 (“Diligence Obligations”), Biocon shall notify Equillium, and Equillium shall have 60 days from the date of such notice (the “Diligence Notice Period”) in which to provide information to Biocon reasonably demonstrating Equillium’s compliance with its Diligence Obligations. If Equillium provides such information to Biocon prior to expiration of the Diligence Notice Period, but Biocon continues to believe in good faith that Equillium is not complying with its Diligence Obligations, then Biocon may so notify Equillium in writing, in which event Equillium and Biocon shall promptly meet to discuss the matter in good faith and attempt to agree upon a mutually agreeable plan for Equillium to regain compliance with its Diligence Obligations. Following such meeting, if either (i) the parties do not agree upon a plan to address such failure by Equillium within 30 days after expiration of the Diligence Notice Period, or (ii) Equillium fails to comply with its obligations under any mutually agreed upon plan to address such failure by Equillium, then, subject to Section 10.2(c) below, Biocon shall have the right, at its sole discretion, to terminate this Agreement.

(c) Dispute Regarding Breach. Any right to terminate this Agreement under this Section 10.2 shall be stayed and the cure period tolled in the event that, during any cure period, the party alleged to have been in material breach shall have initiated dispute resolution in accordance with Article 12 with respect to the alleged breach, which stay and tolling shall continue until such dispute has been resolved in accordance with Article 12.

10.3 At-Will Termination by Equillium. Equillium shall have the right to terminate this Agreement on a country-by-country basis for any reason or for no reason at any time upon 120 days’ prior written notice to Biocon. Within 10 days after delivery of written notice pursuant to this Section 10.3, the JSC shall convene to discuss transition planning, subject to Section 10.4(d).

10.4 Effect of Expiration or Termination.

(a) Expiration. Upon expiration (but not earlier termination) of this Agreement, the Equillium License and the Biocon License shall survive on a royalty-free, fully-paid, irrevocable and perpetual basis.

(b) Effect of Termination on Fully-Paid Licenses. If the Royalty Term with respect to a Product or Supported Product (as applicable) in any country has expired on or before any termination of this Agreement prior to the expiration hereof, the license granted to the applicable party hereunder with respect to such Product or Supported Product in such country (i.e., the Equillium License or the Biocon License, as applicable) shall survive such termination of this Agreement.

(c) Termination by Equillium Pursuant to Section 10.2. Solely in the event of termination of this Agreement by Equillium pursuant to Section 10.2, the Equillium License and the Biocon License shall automatically terminate and revert to the granting party; in each case, except as expressly provided in Section 10.4(b).

(d) Termination by Biocon Pursuant to Section 10.2 or by Equillium Pursuant to Section 10.3. Solely in the event of termination of this Agreement by Biocon pursuant to Section 10.2, or by Equillium pursuant to Section 10.3, and without prejudice to Biocon’s other rights and remedies, the following provisions (in addition to the provisions of Section 10.4(b)) shall apply:

(i) the Equillium License shall automatically terminate and revert to Biocon, except as expressly provided in Section 10.4(b);

(ii) effective as of such termination, Equillium shall, and it hereby does, covenant, during the period beginning on the effective date of such termination and expiring, on a country-by-country basis, upon the later to occur of: (A) expiration of the last-to-expire Valid Claim of the Biocon Patents, Equillium Patents and Joint Patents covering the manufacture, use or sale of Product in each country of the Equillium Territory; and (B) expiration of all Regulatory Exclusivity for all Products in such country: (A) not to develop, make, have made, sell, have sold, offer for sale, import or otherwise exploit ITO or Product in the Unlimited Field in such country; and (B) not to cause or permit, or grant any license or other right to, any of its Affiliates or any Third Party to engage in any of the activities prohibited by the preceding clause (A) of this Section 10.4(d)(ii); except, in each case, as expressly provided in Section 10.4(b).

(iii) effective as of such termination, Equillium shall, and it hereby does, grant to Biocon a non-exclusive, royalty-free license, with the right to sublicense through multiple tiers of sublicense, under Equillium Technology and Equillium’s interest in the Joint Patents, solely to develop, make, have made, use, sell, offer for sale, have sold and import ITO and Products in the Unlimited Field in the Equillium Territory;

(iv) effective as of such termination, Equillium shall, and it hereby does, grant to Biocon, a right of first negotiation, exercisable within 60 days after the termination date, upon commercially reasonable terms and conditions to be negotiated in good faith by the parties for up to 90 days from the date of exercise:

(1) to obtain an exclusive, royalty-bearing license, with the right to sublicense through multiple tiers of sublicense, under Equillium Technology and Equillium’s interest in the Joint Patents, solely to develop, make, have made, use, sell, offer for sale, have sold and import ITO and Products in the Unlimited Field in the Equillium Territory; and

(2) to have transferred or assigned to Biocon or its designee all Regulatory Filings for Products in the Unlimited Field in the Equillium Territory held in the name of Equillium or any of its Affiliates.

(v) Biocon shall have the right, but not the obligation, to purchase from Equillium any or all usable inventory of ITO and Product in Equillium’s or its Affiliates’ possession as of the date of expiration. Such inventory shall be provided at a transfer price equal to Equillium’s cost of such inventory (as reflected on Equillium’s books and records used to prepare its financial statements), plus freight, insurance, transportation, postage and handling.

(vi) the Biocon License shall survive; provided that, if Biocon grants a Third Party an exclusive license to develop and commercialize Product in the Equillium Territory and the terms of such Third Party license require Biocon to pay royalties to such Third Party licensee on Biocon’s net sales of Product in a country of the Biocon Territory, then 100% of the royalties actually paid by Biocon to such Third Party licensee on sales of Product in such country for a calendar quarter will be creditable against the royalty payments payable by Biocon to Equillium pursuant to Section 5.4(b) in such country for such calendar quarter; provided, however, that in no event will the royalties owed by Biocon to Equillium hereunder pursuant to Section 5.4(b) in such country for any calendar quarter be reduced to less than 0% (i.e., in no event shall Equillium owe any royalties to Biocon with respect to Net Sales of Product in the Biocon Territory); and provided, further, that Biocon will not be entitled to credit any portion of royalties paid by Biocon to such Third Party licensee with respect to any Other Active in any Combination Product.

10.5 Accrued Obligations; Survival. Upon any termination or any expiration of this Agreement, all rights and obligations of the parties under this Agreement shall terminate, except as expressly provided in this Section 10.5 or elsewhere in this Article 10. Neither expiration nor any termination of this Agreement shall relieve either party of any obligation or liability accruing prior to such expiration or termination, nor shall expiration or any termination of this Agreement preclude either party from pursuing all rights and remedies it may have under this Agreement, at law or in equity, with respect to breach of this Agreement. In addition, the parties’ rights and obligations under Sections 2.7, 7.1, 8.1, 8.2, 8.3, 9.8, 9.9, 10.4, 10.5, 10.6 and 10.7 and Articles 6, 11, 12 and 13 of this Agreement shall survive expiration or any termination of this Agreement.

10.6 Return of Confidential Information. Within 30 days following the expiration or termination of this Agreement, except to the extent that a party retains a license from the other party as provided in this Article 10, each party shall promptly return to the other party, or delete or destroy, all relevant records and materials in such party’s possession or control containing Confidential Information of the other party; provided that such party may keep one copy of such materials for archival purposes only subject to Article 8.

10.7 Damages; Relief. Termination of this Agreement shall not preclude either party from claiming any other damages, compensation or relief that it may be entitled to hereunder as a result of the other party’s breach of this Agreement.

11. INDEMNIFICATION

11.1 Indemnification by Equillium. Equillium hereby agrees to save, defend, indemnify and hold harmless Biocon, its Affiliates, its and their respective officers, directors, agents, employees, successors and assigns (the “Biocon Indemnitees”), from and against any and all losses, damages, liabilities, expenses and costs, including reasonable legal expense and attorneys’ fees (“Losses”), to which any Biocon Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party (each, a “Claim”) to the extent such Losses arise out of or relate to: (a) the development, manufacture, use, handling, storage, sale, offer for sale, import or other disposition by or on behalf of Equillium, its Affiliates or Sublicensees of ITO or Products, or any other exercise of the Equillium License by or on behalf of Equillium, its Affiliates or Sublicensees; (b) the gross negligence or willful misconduct of any Equillium Indemnitee (defined below); or (c) the breach by Equillium of any warranty, representation, covenant or agreement made by Equillium in this Agreement; except, in each case, to the extent such Losses result from the gross negligence or willful misconduct of any Biocon Indemnitee or the breach by Biocon of any warranty, representation, covenant or agreement made by Biocon in this Agreement.

11.2 Indemnification by Biocon. Biocon hereby agrees to save, defend, indemnify and hold harmless Equillium, its Affiliates and their respective officers, directors, employees, consultants and agents (the “Equillium Indemnitees”) from and against any and all Losses to which any Equillium Indemnitee may become subject as a result of any Claim to the extent such Losses arise out of or relate to: (a) the exercise of the Biocon License by or on behalf of Biocon or any of its Affiliates or Sublicensees; (b) the gross negligence or willful misconduct of any Biocon Indemnitee; or (c) the breach by Biocon of any warranty, representation, covenant or agreement made by Biocon in this Agreement; in each case except to the extent such Losses result from the gross negligence or willful misconduct of any Equillium Indemnitee or the breach by Equillium of any warranty, representation, covenant or agreement made by Equillium in this Agreement.

11.3 Control of Defense. In the event a party (the “Indemnified Party”) seeks indemnification under Section 11.1 or 11.2, it shall inform the other party (the “Indemnifying Party”) of a claim as soon as reasonably practicable after it receives notice of the claim (it being understood and agreed, however, that the failure by an Indemnified Party to give notice of a claim as provided in this Section 11.3 shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually damaged as a result of such failure to give notice), shall permit the Indemnifying Party to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration) using counsel reasonably satisfactory to the Indemnified Party, and shall cooperate as requested (at the expense of the Indemnifying Party) in the defense of the claim. If the Indemnifying Party does not assume control of such defense within 30 days after receiving notice of the claim from the Indemnified Party, the Indemnified Party shall control such defense and, without limiting the Indemnifying Party’s indemnification obligations, the Indemnifying Party shall reimburse the Indemnified Party for all costs, including reasonable attorney fees, incurred by the Indemnified Party in defending itself within 30 days after receipt of any invoice therefor from the Indemnified Party. The party not controlling such defense may participate therein at its own expense. The party controlling such defense shall keep the other party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other party with respect thereto. The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, delayed or conditioned. The Indemnifying Party shall not agree to any settlement of such action, suit, proceeding or claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto, that imposes any liability or obligation on the Indemnified Party or that acknowledges fault by the Indemnified Party without the prior written consent of the Indemnified Party. If the parties cannot agree as to the application of Section 11.1 or 11.2 to any claim, pending resolution of the dispute pursuant to Article 12, the parties may conduct separate defenses of such claims, with each party retaining the right to claim indemnification from the other party in accordance with Section 11.1 or 11.2, as applicable, upon resolution of the underlying claim.

11.4 Insurance. Each party shall procure and maintain insurance, including comprehensive or commercial general liability insurance (including contractual liability and product liability), in amounts that are commercially reasonable in light of the activities and obligations undertaken by such party pursuant to this Agreement, which amounts shall be consistent with normal business practices of prudent companies similarly situated. It is understood that such insurance shall not be construed to create a limit of either party’s liability with respect to its indemnification obligations under this Article 11 or otherwise. Each party shall provide the other party with written evidence of such insurance upon request.

12. DISPUTE RESOLUTION

12.1 Disputes. Subject to Section 12.3, and except as expressly set forth in Article 3, any claim, dispute, or controversy as to the breach, enforcement, interpretation or validity of this Agreement (each, a “Dispute”) will be referred to Equillium’s Chair and Biocon’s Chair for attempted resolution. In the event the Chairs are unable to resolve such Dispute within 30 days of such Dispute being referred to them, then, upon the written request of either party to the other party, the Dispute shall be subject to arbitration in accordance with Section 12.2, except as expressly set forth in Section 12.3.

12.2 Arbitration.

(a) Claims. Subject to Section 12.3 below, any Dispute that is not resolved under Section 12.1 within the applicable 30-day period shall be resolved by final and binding arbitration administered by JAMS (the “Administrator”) in accordance with its then-effective Comprehensive Arbitration Rules and Procedures (the “Rules”), including its then-effective Expedited Procedures, except to the extent any such Rule conflicts with the express provisions of this Section 12.2. (Capitalized terms used but not otherwise defined in this Agreement shall have the meanings provided in the Rules.) The Arbitration shall be conducted by one neutral arbitrator (unless the parties mutually agree to have the Arbitration conducted by a panel of three neutral arbitrators), selected in accordance with the Rules, provided that no such individual shall be a current or former employee or director, or a current stockholder, of either party or any of their respective Affiliates (or any Sublicensee of the rights granted to such party under this Agreement). The arbitration and all associated discovery proceedings and communications shall be conducted in English, and the arbitration shall be held in New York City, New York. The Arbitrator(s) shall have the authority to grant preliminary or temporary injunctive relief pending the outcome of the Arbitration in the context of a bona fide emergency or prospective irreparable harm.

(b) Discovery. Within 30 days after selection of the Arbitrator(s), the Arbitrator(s) shall conduct the Preliminary Conference. In addressing any of the subjects within the scope of the Preliminary Conference, the Arbitrator(s) shall take into account both the desirability of making discovery efficient and cost-effective and the needs of the parties for an understanding of any legitimate issue raised in the Arbitration. In that regard, the parties agree to the application of the E-Discovery procedures set forth in Rule 16.2(c) of the JAMS Expedited Procedures.

(c) Hearing; Decision. The Arbitrator(s) shall require that each party submit concise written statements of position and shall permit the submission of rebuttal statements, subject to reasonable limitations on the length of such statements to be established by the Arbitrator(s). The Arbitrator(s) shall also permit the submission of expert reports. The Award shall include a written statement describing the essential findings and conclusions on which the Award is based, including the calculation of any damages awarded. The Arbitrator(s) will, in rendering their decision, apply the substantive law of the State of New York, USA, excluding its conflicts of laws principles with the exception of sections 5-1401 and 5-1402 of New York General Obligations Law. The Arbitrator’s(s’) authority to award special, incidental, consequential or punitive damages shall be subject to the limitation set forth in Section 9.9. The Award rendered by the Arbitrator(s) shall be final, binding and non-appealable, and judgment may be entered upon it in any court of competent jurisdiction.

(d) Costs. Each party shall bear its own attorney’s fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the Arbitrator(s); provided, however, the Arbitrator(s) shall be authorized to determine whether a party is the prevailing party, and if so, to award to that prevailing party reimbursement for any or all of its reasonable attorneys’ fees, costs and disbursements (including, for example, expert witness fees and expenses, photocopy charges, travel expenses, etc.), and/or the fees and costs of the Administrator and the Arbitrator(s).

12.3 Court Actions. Nothing contained in this Agreement shall deny either party the right to seek injunctive or other equitable relief, including specific performance, from a court of competent jurisdiction in the context of a bona fide emergency or prospective irreparable harm, including with respect to any breach of Article 8 or the ownership provisions of Section 7.1, and such an action may be filed and maintained notwithstanding any ongoing discussions between the parties or any ongoing arbitration proceeding. In addition, either party may bring an action in any court of competent jurisdiction to resolve disputes pertaining to the validity, construction, scope, enforceability, infringement or other violations of Patent Rights or other intellectual property rights, and no such claim shall be subject to arbitration pursuant to Section 12.2.

13. GENERAL PROVISIONS

13.1 Rights Upon Bankruptcy. All rights and licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11 of the United States Code and other similar laws in any jurisdiction outside the US (collectively, the “Bankruptcy Laws”), licenses of rights to be “intellectual property” as defined under the Bankruptcy Laws. If a case is commenced during the Term by or against a party under Bankruptcy Laws then, unless and until this Agreement is rejected as provided in such Bankruptcy Laws, such party (in any capacity, including debtor-in-possession) and its successors and assigns (including a trustee) shall perform all of the obligations provided in this Agreement to be performed by such party. If a case is commenced during the Term by or against a party under the Bankruptcy Laws, this Agreement is rejected as provided in the Bankruptcy Laws and the other party elects to retain its rights hereunder as provided in the Bankruptcy Laws, then the party subject to such case under the Bankruptcy Laws (in any capacity, including debtor-in-possession) and its successors and assigns (including a Title 11 trustee), shall provide to the other party copies of all Information necessary for such other party to prosecute, maintain and enjoy its rights under the terms of this Agreement promptly upon such other party’s written request therefor. All rights, powers and remedies of the non-bankrupt party as provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including, without limitation, the Bankruptcy Laws) in the event of the commencement of a case by or against a party under the Bankruptcy Laws.

13.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, USA, excluding its conflicts of laws principles with the exception of sections 5-1401 and 5-1402 of New York General Obligations Law. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE, AND AGREE TO CAUSE THEIR RESPECTIVE AFFILIATES TO WAIVE, THE RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, OR RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENTS OR ANY TRANSACTIONS CONTEMPLATED HEREBY.

13.3 Entire Agreement; Amendments. This Agreement (including the Exhibits hereto), the Purchase Agreement, the Related Agreements and the Clinical Supply Agreement, collectively, are both a final expression of the parties’ agreement and a complete and exclusive statement with respect to all of their respective terms. This Agreement supersedes all prior and contemporaneous agreements and communications, whether oral, written or otherwise, concerning any and all matters contained herein, including any Confidentiality Agreement, but specifically excluding the Purchase Agreement, the Related Agreements and the Clinical Supply Agreement. The Exhibits to this Agreement are incorporated herein by reference and shall be deemed a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representatives of both parties hereto.

13.4 Non-Waiver. The failure of a party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such party.

13.5 Assignment. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either party without the prior written consent of the other party (which consent shall not be unreasonably withheld); provided, however, that either party may assign this Agreement and its rights and obligations hereunder without the other party’s consent:

(a) in connection with the transfer or sale of all or substantially all of the business of such party to which this Agreement relates to a Third Party (“Third Party Acquirer”), whether by merger, sale of stock, sale of assets or otherwise (each, a “Sale Transaction”), provided that in the event of a Sale Transaction (whether this Agreement is actually assigned or is assumed by the Third Party Acquirer or the surviving corporation resulting from such Sale Transaction by operation of law (e.g., in the context of a reverse triangular merger)), intellectual property rights of the Third Party Acquirer that existed prior to the Sale Transaction shall not be included in the technology licensed hereunder or otherwise subject to this Agreement; or

(b) to an Affiliate, provided that the assigning party shall remain liable and responsible to the non-assigning party hereto for the performance and observance of all such duties and obligations by such Affiliate.

The rights and obligations of the parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties, and the name of a party appearing herein will be deemed to include the name of such party’s successors and permitted assigns to the extent necessary to carry out the intent of this section. Any assignment not in accordance with this Agreement shall be void.

13.6 Force Majeure. Each party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement by reason of any event beyond such party’s reasonable control, including but not limited to Acts of God, fire, flood, explosion, earthquake, or other natural forces, war, civil unrest, acts of terrorism, accident, destruction or other casualty, any lack or failure of transportation facilities, any lack or failure of supply of raw materials, any strike or organized labor disturbance, or any other event similar to those enumerated above. Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the party has not caused, in whole or in part, such event(s) to occur. The affected party shall notify the other party of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake all reasonable efforts necessary to cure such force majeure circumstances.

13.7 Severability. If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the parties. The parties shall in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

13.8 Notices. Any notice to be given under this Agreement must be in writing and delivered either in person, or by internationally-recognized express courier, to the party to be notified at its address(es) given below, or at any address such party has previously designated by prior written notice to the other. Notice shall be deemed sufficiently given for all purposes upon the earliest of: (a) the date of actual receipt; or (b) if delivered by express courier, the second business day the express courier regularly makes deliveries following deposit.

If to Equillium, to:	Equillium, Inc. 2223 Avenida de la Playa, Suite 108 La Jolla, CA 92037 USA Attn: Daniel M. Bradbury Email: […***…]

If to Biocon, to:	Biocon SA Attention: Director c/o BDO SA Rue de l’Avenir 2 2800 Delémont Switzerland

With a copy to:	Head – Legal Biocon Limited 20th K.M. Hosur Road Electronics City P.O. Bangalore 560100 India

13.9 Interpretation. The headings of clauses contained in this Agreement preceding the text of the sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction. All references in this Agreement to the singular shall include the plural where applicable. The term “including” or “includes” as used in this Agreement means including, without limiting the generality of any description preceding such term, and the word “or” has the inclusive meaning represented by the phrase “and/or.” Unless otherwise specified, references in this Agreement to any section shall include all subsections and paragraphs in such Section and references in this Agreement to any subsection shall include all paragraphs in such subsection. All references to days in this Agreement shall mean calendar days, unless otherwise specified. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either party, irrespective of which party may be deemed to have caused the ambiguity or uncertainty to exist. This Agreement has been prepared in the English language, and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the parties regarding this Agreement shall be in the English language.

13.10 Relationship between the Parties. The parties’ relationship, as established by this Agreement, is solely that of independent contractors. This Agreement does not create any partnership, joint venture or similar business relationship between the parties. Neither party is a legal representative of the other party, and neither party may assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other party for any purpose whatsoever.

13.11 No Third Party Rights. The provisions of this Agreement are for the exclusive benefit of the parties, and no other person or entity shall have any right or claim against any party by reason of these provisions or be entitled to enforce any of these provisions against any party.

13.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument. This Agreement may be executed by facsimile or PDF signatures, which signatures shall have the same force and effect as original signatures.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have duly executed this Collaboration and License Agreement as of the Effective Date.

EQUILLIUM, INC.	BIOCON SA

By: /s/ Daniel M. Bradbury Name: Daniel M. Bradbury Title: President	By: /s/ Raman S. Name: Raman S. Title: Authorized Signatory

Confidential

Exhibit A

BIOCON PATENTS AS OF THE EFFECTIVE DATE

PCT Pub. No./First Pub. No.	Filing Date	Title	Status	Expected Exp. date
[…***…]	[…***…]	[…***…]	NP entered US-Granted EP-granted	24 Dec 2027

[…***…]	[…***…]	[…***…]	NP entered US, EP-Pending	26 Dec 2027

[…***…]	[…***…]	[…***…]	NP entered US-Granted EP-Pending	14 Mar 2028

[…***…]	[…***…]	[…***…]	NP entered US, EP-Pending	19 Nov 2030

[…***…]	[…***…]	[…***…]	NP entered in Jan 2016	23 Jul 2034

Confidential

Exhibit B

ITO

[…***…]

Confidential

Exhibit C

BIOCON TERRITORY

A. Europe

Albania, Andorra, Austria, Belgium, Bosnia-Herzegovina, Bulgaria, Croatia, Czech Republic, Cyprus, Denmark, Estonia Finland, France, Germany, Greece, Hungary Iceland, Ireland, Italy, Latvia, Liechtenstein Lithuania, Luxembourg, Macedonia, Malta, Moldova, Monaco, Netherlands, Norway, Poland, Portugal, Romania, San Marino, Serbia and Montenegro (Former Yugoslavia), Slovakia, Slovenia, Spain, Sweden, Switzerland, Turkey, United Kingdom, Vatican City.

B. Australasia

Afghanistan, Armenia, Australia, Azerbaijan, Bangladesh, Bhutan, Georgia, India, Japan, South Korea, Kyrgyzstan, Nepal, New Zealand, Pakistan, Sri Lanka, Tajikistan, Turkmenistan, Uzbekistan.

C. Arabic/Middle East Countries

Bahrain, Egypt, Iraq, Israel, Jordan, Kuwait, Lebanon, Libya, Morocco, Oman, Saudi Arabia, Syria, Tunisia, United Arab Emirates, Yemen, Sudan, Mauritania, Comoros.

D. Africa

Benin, Botswana, Burundi, Cameroon, Central African Republic, Chad, Congo, Cote d’lvoire, Djibouti, Equatorial Guinea, Gabon, Gambia, Ghana, Guinea, Kenya, Lesotho, Liberia, Libya, Madagascar, Malawi, Mali, Mauritius, Niger, Nigeria, Rwanda, Senegal, Seychelles, Sierra Leone, Somalia, Swaziland, Tanzania, Togo, Uganda, Western Sahara, Zambia.